Exhibit 2.1

Deed

Execution version

Scheme implementation deed

Brookfield Infrastructure Partners Limited as general partner of Brookfield Infrastructure Partners L.P. Asciano Limited

1

			Contents

	Table of contents

1	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	2
	1.3	Deed components	2

2	Agreement to proceed with the Transaction		2

3	Conditions Precedent and pre-implementation steps		2

	3.1	Conditions Precedent	2
	3.2	Reasonable endeavours	5
	3.3	Waiver of Conditions Precedent	6
	3.4	Termination on failure of Condition Precedent	6
	3.5	Certain notices relating to Conditions Precedent	7

4	Transaction steps		8
	4.1	Scheme	8
	4.2	No amendment to the Scheme without consent	8
	4.3	Scheme Consideration	8
	4.4	Scheme Consideration election mechanism	9
	4.5	Provision of election updates and Asciano Share information	9
	4.6	Asciano Rights	9
	4.7	Asciano Permitted Special Dividend	10

5	Implementation		10
	5.1	Asciano’s obligations	10
	5.2	Brookfield’s obligations	13
	5.3	Conduct of business	15
	5.4	Appointment of directors	16
	5.5	Asciano Board recommendation	17
	5.6	Conduct of Court proceedings	17
	5.7	Responsibility statements	18

6	Access to information		18

7	Representations and warranties		21
	7.1	Brookfield’s representations and warranties	21
	7.2	Brookfield’s indemnity	21
	7.3	Asciano’s representations and warranties	21
	7.4	Asciano’s indemnity	22
	7.5	Survival of representations and warranties	22
	7.6	Survival of indemnities	22
	7.7	Timing of representations and warranties	22

8	Releases		22
	8.1	Asciano and Asciano directors and officers	22
	8.2	Brookfield and Brookfield directors and officers	23
	8.3	Deeds of indemnity and insurance	23

9	Public announcement		24
	9.1	Announcement of the Transaction	24

2

			Contents

	9.2	Public announcements	24
	9.3	Required disclosure	24

10	Confidentiality		25

11	Exclusivity		25
	11.1	No shop and no talk	25
	11.2	Fiduciary exception	25
	11.3	Notification of approaches	26
	11.4	Matching right	26
	11.5	Cease discussions	27
	11.6	Provision of information	27
	11.7	Legal advice	28

12	Reimbursement Fee		28
	12.1	Background to Reimbursement Fee	28
	12.2	Reimbursement Fee triggers	28
	12.3	Timing of payment of Reimbursement Fee	29
	12.4	Basis of Reimbursement Fee	30
	12.5	Compliance with law	30
	12.6	Reimbursement Fee payable only once	30
	12.7	Other Claims	30
	12.8	No Reimbursement Fee if Scheme Effective	31

13	Termination		31
	13.1	Termination for material breach	31
	13.2	Termination for breach of representations and warranties	32
	13.3	Effect of termination	32
	13.4	Termination	33
	13.5	No other termination	33

14	Duty, costs and expenses		33
	14.1	Stamp duty	33
	14.2	Costs and expenses	33

15	GST		33

16	Notices		34
	16.1	Form of Notice	34
	16.2	How Notice must be given and when Notice is received	35
	16.3	Notice must not be given by electronic communication	36

17	General		36
	17.1	Governing law and jurisdiction	36
	17.2	Service of process	36
	17.3	No merger	36
	17.4	Invalidity and enforceability	36
	17.5	Waiver	36
	17.6	Variation	37
	17.7	Assignment of rights	37
	17.8	Acknowledgement	37
	17.9	No third party beneficiary	37
	17.10	Further action to be taken at each party’s own expense	37
	17.11	Entire agreement	37

3

		Contents

17.12	Counterparts	38
17.13	Relationship of the parties	38
17.14	Remedies cumulative	38
17.15	Exercise of rights	38

Schedules

Schedule 1
Definitions and interpretation	40

Schedule 2
Brookfield Representations and Warranties	62

Schedule 3
Asciano Representations and Warranties	65

Schedule 4
Capital details	68

Schedule 5
Third party consents	69

Schedule 6
Asciano Rights	70

Signing page	71

Attachment 1
Indicative Timetable

Attachment 2
Scheme of arrangement

Attachment 3
Deed poll

Herbert Smith Freehills owns the copyright in this document and using it without permission is strictly prohibited.

4

Scheme implementation deed

Date ►17 August 2015

Between the parties

Brookfield	Brookfield Infrastructure Partners Limited as general partner of Brookfield Infrastructure Partners L.P. of 73 Front Street Hamilton, HM 12, Bermuda

Asciano	Asciano Limited ACN 123 652 862 of Level 6, 15 Blue Street North Sydney, NSW 2060

Recitals

1                 The parties have agreed that Brookfield Sub will acquire all of the ordinary shares in Asciano by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Asciano and the Scheme Shareholders.

2                 The parties have agreed to implement the scheme of arrangement on the terms of this deed.

This deed witnesses as follows:

1                                                  Definitions and interpretation

1.1                                        Definitions

The meanings of the terms used in this deed are set out in Schedule 1.

1.2                                        Interpretation

Schedule 1 contains interpretation rules for this deed.

1.3                                        Deed components

This deed includes any schedule to it.

2                                                  Agreement to proceed with the Transaction

(a)                                          Asciano agrees to propose the Scheme on and subject to the terms and conditions of this deed.

(b)                                          Brookfield agrees to:

(1)                                          assist Asciano to propose the Scheme; and

(2)                                          procure Brookfield Sub to assist Asciano to propose the Scheme,

on and subject to the terms and conditions of this deed.

(c)                                           Asciano and Brookfield agree to implement the Scheme on and subject to the terms and conditions of this deed.

3                                                  Conditions Precedent and pre-implementation steps

3.1                                        Conditions Precedent

Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme are not binding, until each of the following Conditions Precedent is satisfied or waived to the extent and in the manner set out in this clause 3.

(a)                                          Regulatory Approvals: before 8.00am on the Second Court Date:

(1)                                          FIRB: either

(A)                                        the Treasurer of the Commonwealth of Australia (or his delegate) provides written advice or confirmation to Brookfield that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) or the foreign investment policy of the Australian Government to the acquisition by Brookfield Sub of the Asciano Shares under the Scheme (including to any direct or indirect investment by GIC Special Investments Pte Ltd or British Columbia Investment Management Corporation in Brookfield Sub) and that advice is not subject to conditions, or is only subject to conditions that are acceptable to Brookfield, acting reasonably; or

(B)                                        the Treasurer of the Commonwealth of Australia becomes precluded by passage of time from making any order under Part II of FATA in respect of the acquisition by Brookfield Sub of the Asciano Shares under the Scheme;

(2)                                          ACCC: Brookfield has received informal merger clearance in respect of the acquisition of Asciano Shares by Brookfield Sub, either unconditionally or on conditions that are acceptable to Brookfield, acting reasonably, by notice in writing from the ACCC stating, or stating to the effect, that the ACCC does not propose to intervene or seek to prevent the acquisition of Asciano Shares by Brookfield Sub and that notice has not been withdrawn, revoked or adversely amended before 8.00am on the Second Court Date;

(3)                                          OIO: Brookfield has received all consents, approvals or clearances required under the Overseas Investment Act 2005 (NZ) and the Overseas Investment Regulations 2005 (NZ) for the implementation of the Transaction on terms and conditions acceptable to Brookfield, acting reasonably, and such consents, approvals or clearances (as the case may be) have not been withdrawn, suspended, revoked or adversely amended before 8.00am on the Second Court Date; and

(4)                                          ASIC and ASX: ASIC and ASX issue or provide all reliefs, waivers confirmations, exemptions, consents or approvals, and do all other acts, necessary, or which Asciano and Brookfield agree are desirable, to implement the Scheme and such reliefs, waivers confirmations, exemptions, consents, approvals or other acts (as the case may be) have not been withdrawn, suspended or revoked before 8.00am on the Second Court Date.

(b)                                          Shareholder approval: Asciano Shareholders (other than Excluded Shareholders) agree to the Scheme at the Scheme Meeting by the requisite majorities under subparagraph 411(4)(a)(ii) of the Corporations Act.

(c)                                           Independent Expert: the Independent Expert issues an Independent Expert’s Report which concludes that the Scheme is in the best interest of Asciano Shareholders before the time when the Scheme Booklet is registered by ASIC.

(d)                                          Court approval: the Court approves the Scheme in accordance with paragraph 411(4)(b) of the Corporations Act.

(e)                                           Restraints: between (and including) the date of this deed and 8.00am on the Second Court Date:

(1)                                          there is not in effect any temporary, preliminary or final order, injunction, decision or decree issued by any court of competent jurisdiction or Government Agency;

(2)                                          no action or investigation is announced or commenced by a Government Agency,

in consequence of, or in connection with, the Scheme which:

(3)                                          restrains or prohibits (or could restrain or prohibit), or otherwise materially adversely impacts on, the Scheme or the completion of any transaction contemplated by the Scheme (whether subject to conditions or not) or the rights of Brookfield or Brookfield Sub in respect of Asciano and the Asciano Shares to be acquired under the Scheme; or

(4)                                          requires the divestiture by Brookfield or Brookfield Sub of any Asciano Shares, or the divestiture of any assets of Asciano or its Related Bodies Corporate, BIP or its Related Bodies Corporate or otherwise;

unless any such order, injunction, decision, decree, application, action or investigation has been disposed of to the satisfaction of Brookfield, or is otherwise no longer effective or enforceable, by 8.00am on the Second Court Date.

(f)                                            No Asciano Prescribed Occurrence: no Asciano Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(g)                                           No Asciano Material Adverse Change: no Asciano Material Adverse Change occurs or is reasonably likely to occur, or is discovered, announced, disclosed or otherwise becomes known to Brookfield between (and including) the date of this deed and 8.00am on the Second Court Date.

(h)                                          No Brookfield Prescribed Occurrence: no Brookfield Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(i)                                              No Brookfield Material Adverse Change: no Brookfield Material Adverse Change occurs or is reasonably likely to occur, or is discovered, announced, disclosed or otherwise becomes known to Asciano between (and including) the date of this deed and 8.00am on the Second Court Date.

(j)                                             New BIP Interests — TSX & NYSE/ASX:

(1)                                          the issue of the New BIP Interests to be issued pursuant to the Scheme has been approved by the Toronto Stock Exchange and the New York Stock Exchange, and those New BIP Interests have received listing approval from each of the Toronto Stock Exchange and the New York Stock Exchange subject to customary conditions (including notice of official issuance) by, and such approvals remain in full force and effect in all respects at, 8.00am on the Second Court Date; and

(2)                                          Brookfield is approved for admission to the official list of ASX (as a foreign exempt listing) and the New BIP Interests to be issued pursuant to the Scheme are approved for official quotation by ASX, subject to customary conditions by, and such approvals remain in full force and effect in all respects at, 8.00am on, the Second Court Date.

(k)                                          Third party consents: all approvals and consents of a third party that are listed in Schedule 5 and any additional approvals and consents of a third party that Brookfield and Asciano agree are necessary or desirable to implement the Scheme are obtained (including approvals or consents to avoid breach of any change of control provisions) and such approvals and consents have not been withdrawn, suspended or revoked before 8.00am on the Second Court Date.

3.2                                        Reasonable endeavours

(a)                                          Asciano must, to the extent it is within its power to do so, use its reasonable endeavours to procure that each of the Conditions Precedent in clauses 3.1(b), 3.1(d), 3.1(f), 3.1(g) and 3.1(k) are satisfied as soon as practicable after the date of this deed and continue to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

(b)                                          Brookfield must, to the extent it is within its power to do so, use its reasonable endeavours to procure that the Conditions Precedent in clause 3.1(h), 3.1(i) and 3.1(j) are satisfied as soon as practicable after the date of this deed and continue to be satisfied at all times until the last time that clause provides that it is to be satisfied.

(c)                                           Each party must, to the extent it is within their power to do so, use its reasonable endeavours to procure that:

(1)                                          each of Conditions Precedent in clauses 3.1(a) and 3.1(e) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied; and

(2)                                          there is no occurrence within its control or the control of any of its Subsidiaries that would prevent any of the Conditions Precedent in clause 3.1, which that party (alone or together with the other party) must use reasonable endeavours to satisfy, being or remaining satisfied.

(d)                                          Without limiting this clause 3.2, each party must:

(1)                                          promptly apply for all relevant Regulatory Approvals (as applicable);

(2)                                          take all steps it is responsible for as part of the Regulatory Approval process, including responding to requests for information from the relevant Government Agencies at the earliest practicable time;

(3)                                          promptly provide the other party with all information reasonably requested in connection with the applications for the Regulatory Approvals, including copies of all communications with Government Agencies in respect of obtaining the Regulatory Approvals;

(4)                                          consult with the other party in advance in relation to the progress of obtaining the Regulatory Approvals and provide the other party with a draft copy of any submission or correspondence; and

(5)                                          provide the other party or the relevant Government Agency with all assistance and information that it reasonably requests in connection with an application for a Regulatory Approval to be lodged by that other party, provided that:

(6)                                          neither party is required to disclose materially commercially sensitive information to the other party or information which would be damaging to the commercial or legal interests of the discloser or any of its Related Bodies Corporate, or information disclosure of which is not permitted by law;

(7)                                          the party applying for a Regulatory Approval is not prevented from taking any step (including communicating with a Government Agency) in respect of a Regulatory Approval if the other party has not promptly responded under clause 3.2(d)(4); and

(8)                                          neither party is required to dispose of any assets (and, for the avoidance of doubt, in acting reasonably under clause 3.1(a) in relation to whether or not regulatory conditions are acceptable to it, Brookfield is not obliged to accept a condition involving disposal of assets).

3.3                                        Waiver of Conditions Precedent

(a)                                          The Conditions Precedent in clauses 3.1(a), 3.1(b) and 3.1(d) cannot be waived.

(b)                                          The Conditions Precedent in clauses 3.1(f), 3.1(g) and 3.1(k) are for the sole benefit of Brookfield and may only be waived by Brookfield (in its absolute discretion) in writing.

(c)                                           The Conditions Precedent in clauses 3.1(h) and 3.1(i) are for the sole benefit of Asciano and may only be waived by Asciano (in its absolute discretion) in writing.

(d)                                          The Conditions Precedent in clauses 3.1(c), 3.1(e) and 3.1(j) are for the benefit of both Asciano and Brookfield, and may only be waived by written agreement between Asciano and Brookfield.

(e)                                           If a party waives the breach or non-satisfaction of any of the Conditions Precedent in clause 3.1, that waiver does not prevent that party from suing the other party for any breach of this deed that resulted in the breach or non-satisfaction of the relevant Condition Precedent.

(f)                                            Waiver of a breach or non-satisfaction in respect of one Condition Precedent does not constitute:

(1)                                          a waiver of breach or non-satisfaction of any other Condition Precedent resulting from the same event; or

(2)                                          a waiver of breach or non-satisfaction of that Condition Precedent resulting from any other event.

3.4                                        Termination on failure of Condition Precedent

(a)                                          If:

(1)                                          there is an event or occurrence that would, or does, prevent any of the Conditions Precedent being satisfied;

(2)                                          there is an event or occurrence that would, or does, prevent any of the Conditions Precedent being satisfied by the time and date specified in this deed for the satisfaction of that Condition Precedent; or

(3)                                          it becomes more likely than not that the Scheme will not become Effective by the End Date,

the parties must consult in good faith to:

(4)                                          consider and, if agreed, determine whether the Transaction may proceed by way of alternative means or methods;

(5)                                          consider and, if agreed, change the date of the application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by Brookfield and Asciano (being a date no later than 5 Business Days before the End Date); or

(6)                                          consider and, if agreed, extend the relevant date or End Date.

(b)                                          Subject to clauses 3.4(d) and 3.4(e), if the parties are unable to reach agreement under clause 3.4(a):

(1)                                          within 5 Business Days of becoming aware of the relevant event or occurrence that would, or does, prevent a Condition Precedent being satisfied;

(2)                                          within 5 Business Days of the time and date specified in this deed for the satisfaction of a Condition Precedent; or

(3)                                          by the End Date,

as appropriate, then, unless that Condition Precedent has been waived in accordance with clause 3.3, either party may terminate this deed without any liability to the other party because of that termination. However, a party may not terminate this deed pursuant to this clause 3.4(b) if the relevant occurrence or event, the failure of the Condition Precedent to be satisfied, or the failure of the Scheme to become Effective, arises out of a breach of clauses 3.2 or 3.5 by that party, although in such circumstances the other party may still terminate this deed. For the avoidance of doubt, nothing in this clause 3.4(b) affects the obligation of a party to pay a Reimbursement Fee, if it is required to do so under clause 12.

(c)                                           Subject to any rights or obligations arising under or pursuant to clauses that are expressed to survive termination (including by virtue of clause 13.3), on termination of this deed, no party shall have any rights against or obligations to any other party under this deed except for those rights and obligations which accrued prior to termination.

(d)                                          If the Condition Precedent in clause 3.1(b) is not satisfied only because of a failure to obtain the majority required by sub-subparagraph 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice to the other within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that sub-subparagraph, provided the party has, in good faith, reasonably formed the view that the prospect of the Court exercising its discretion in that way is reasonable.

(e)                                           If the Court refuses to make an order approving the Scheme which satisfies the Condition Precedent in clause 3.1(d), at Brookfield’s request Asciano must appeal the Court’s decision to the fullest extent possible (except to the extent that the parties agree otherwise, or an independent Senior Counsel indicates that, in his or her view, an appeal would have negligible prospects of success before the End Date). Asciano may bring an appeal even if not requested by Brookfield. If any such appeal is undertaken at the request of Brookfield, Brookfield will bear Asciano’s costs of the appeal (including costs of the independent Senior Counsel) unless the parties otherwise agree. If any such appeal is undertaken by Asciano, without the prior request from Brookfield, Asciano will bear Brookfield’s costs of the appeal unless the parties otherwise agree.

3.5                                        Certain notices relating to Conditions Precedent

(a)                                          Asciano and Brookfield (as the case may be) must promptly advise each other, orally and in writing, of satisfaction of a Condition Precedent.

(b)                                          If a Condition Precedent is not satisfied by the time and date specified for satisfaction of that Condition Precedent, then, unless there is no reasonable prospect that the Condition Precedent will be satisfied before the End Date, Asciano must make an application to defer the Second Court Date until such time (being not later than the Business Day before the End Date) as reasonably required to enable the relevant Condition Precedent to be satisfied.

(c)                                           If, before the time and date specified for satisfaction of a Condition Precedent, an event or occurrence that will prevent that Condition Precedent being satisfied occurs, the party with knowledge of that event must give the other party written notice of that event or occurrence as soon as possible.

(d)                                          Asciano and Brookfield (as the case may be) must promptly advise each other, orally and in writing, of any fact, matter, change, event or circumstance causing, or which, so far as can reasonably be foreseen, would cause:

(1)                                          a representation or warranty provided in this deed by the relevant party to be false;

(2)                                          a breach or non-satisfaction of any of the Conditions Precedent; or

(3)                                          a material breach of this deed by the relevant party.

4                                                  Transaction steps

4.1                                        Scheme

Asciano must propose the Scheme to Asciano Shareholders on and subject to the terms of this deed.

4.2                                        No amendment to the Scheme without consent

Asciano must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Brookfield (such consent not to be unreasonably withheld or delayed in relation to procedural or administrative matters that do not relate to the value of the Scheme Consideration or the Scheme Shares).

4.3                                        Scheme Consideration

(a)                                          The Scheme Consideration to be provided in respect of each Scheme Share is as described in clause 5 of the Scheme.

(b)                                          Each Scheme Shareholder is entitled to receive the Scheme Consideration in respect of each Scheme Share held by that Scheme Shareholder, in accordance with the terms of this deed, the Scheme and the Deed Poll. Such Scheme Consideration will be received in the form of either the Maximum Cash Consideration, the Maximum Scrip Consideration or the Standard Consideration, in accordance with the election process outlined in clauses 4.4 and 4.5 and in the Scheme (and subject to the provisions contained in the Scheme for the sale on their behalf of New BIP Interests attributable to Ineligible Foreign Holders and certain Scheme Shareholders who would otherwise receive less than a Marketable Parcel of BIP Interests).

(c)                                           Subject to clauses 3.1 and 13 and the terms of the Scheme, Brookfield undertakes and warrants to Asciano that, in consideration of the transfer to Brookfield Sub of each Asciano Share held by a Scheme Shareholder under the terms of the Scheme, on the Implementation Date Brookfield will:

(1)                                          procure that Brookfield Sub will accept that transfer; and

(2)                                          provide to each Scheme Shareholder the Scheme Consideration for each Scheme Share in accordance with the terms of this deed, the Scheme and the Deed Poll.

(d)                                          The BIP Interests issued as part of the Scheme Consideration will not carry any entitlement to the Brookfield Permitted Distributions.

4.4                                        Scheme Consideration election mechanism

(a)                                          Asciano must ensure that the Scheme Booklet sent to Asciano Shareholders (other than Excluded Shareholders) is accompanied by a form of election (Election Form) under which each Asciano Shareholder (other than Excluded Shareholders) is requested to elect to receive either Maximum Cash Consideration, Maximum Scrip Consideration or Standard Consideration in respect of all of their Asciano Shares, and which sets out the election process, including that if no election is made the Asciano Shareholder will be taken to have elected to receive Standard Consideration.

(b)                                          The Election Form must include the relevant matters set out in the Scheme (including, where any BIP Interests included in a Scheme Shareholder’s Scheme Consideration comprise less than a Marketable Parcel, an option for the relevant Shareholder to ‘opt out’ of having those BIP Interests sold through the Sale Facility and an option for Shareholders to opt in to the Sale Facility on the terms set out in the Scheme) and must otherwise be in a form agreed by the parties in writing.

(c)                                           Asciano must procure that, to the extent practicable, Scheme Shareholders who acquired Asciano Shares after the date of the despatch of the Scheme Booklet and Election Form receive an Election Form on request to Asciano.

4.5                                        Provision of election updates and Asciano Share information

(a)                                          In order to facilitate the provision of the Scheme Consideration, Asciano must provide, or procure the provision of, to Brookfield or a nominee of Brookfield:

(1)                                          reasonable written updates of the elections that have been received in the period up to the Election Time;

(2)                                          written details of the final elections made by each Scheme Shareholder, within one Business Day after the Election Time; and

(3)                                          a complete copy of the Asciano Share Register as at the Scheme Record Date (which must include the name, Registered Address and registered holding of each Scheme Shareholder as at the Scheme Record Date), within one Business Day after the Scheme Record Date.

(b)                                          The details and information to be provided under clause 4.5(a) must be provided in such form as Brookfield, its nominee or the Brookfield Registry may reasonably require.

4.6                                        Asciano Rights

Asciano must take all actions necessary to ensure that no more than the number of Asciano Rights set out in the third column of the table in Schedule 6  vest and/or have any restrictions on their exercise waived and that any remaining Asciano Rights lapse or are cancelled upon the Scheme becoming Effective.

4.7                                        Asciano Permitted Special Dividend

Asciano may, in its sole discretion, pay Asciano Shareholders who are recorded in the Asciano Share Register as a holder of Asciano Shares at the Special Dividend Record Date the Asciano Permitted Special Dividend (which shall be fully franked) on the Special Dividend Payment Date. The amount per Asciano Share of the Asciano Permitted Special Dividend shall not exceed such amount as can be fully franked utilising the franking account balance but ensuring that it is not reasonably anticipated to be in deficit on the Implementation Date

5                                                  Implementation

5.1                                        Asciano’s obligations

Asciano must take all necessary steps to implement the Scheme as soon as is reasonably practicable and, without limiting the foregoing, use reasonable endeavours to ensure that each step in the Timetable is met by the relevant date set out beside that step (and must consult with Brookfield on a regular basis about its progress in that regard, but, to avoid doubt, no party is entitled to require the other party to perform steps in the Timetable at an earlier time than set out in the Timetable), including doing any acts it is authorised and able to do on behalf of Asciano Shareholders, and including each of the following:

(a)                                          preparation of Scheme Booklet: prepare and despatch the Scheme Booklet in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules;

(b)                                          directors’ recommendation: include in the Scheme Booklet a statement by the Asciano Board:

(1)                                          unanimously recommending that Asciano Shareholders (other than Excluded Shareholders) vote in favour of the Scheme in the absence of a Superior Proposal; and

(2)                                          that each Asciano Board Member will (in the absence of a Superior Proposal) vote, or procure the voting of, any Director Asciano Shares at the time of the Scheme Meeting in favour of the Scheme at the Scheme Meeting, unless there has been a change of recommendation permitted by clause 5.5;

(c)                                           paragraph 411(17)(b) statement: apply to ASIC for the production of:

(1)                                          an indication of intent letter stating that it does not intend to appear before the Court on the First Court Date; and

(2)                                          a statement under paragraph 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(d)                                          Court direction: apply to the Court for orders pursuant to subsection 411(1) of the Corporations Act directing Asciano to convene the Scheme Meeting;

(e)                                           Scheme Meeting: convene the Scheme Meeting to seek Asciano Shareholders’ agreement to the Scheme in accordance with the orders made by the Court pursuant to subsection 411(1) of the Corporations Act;

(f)                                            Court documents: consult with Brookfield in relation to the content of the documents required for the purpose of each of the Court hearings held for the purpose of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith, for the purpose of amending drafts of those documents, reasonable comments from Brookfield and its Related Persons on those documents provided such comments are provided in a timely manner;

(g)                                           Court approval: (subject to all Conditions Precedent in clause 3.1, other than the Condition Precedent in clause 3.1(d), being satisfied or waived in accordance with this deed) apply to the Court for orders approving the Scheme as agreed to by the Asciano Shareholders (other than Excluded Shareholders) at the Scheme Meeting;

(h)                                          Certificate: at the hearing on the Second Court Date provide to the Court a certificate confirming whether or not the Conditions Precedent in clause 3.1 (other than the Condition Precedent in clause 3.1(d)) have been satisfied or waived in accordance with this deed. A draft of such certificate shall be provided by Asciano to Brookfield by 4.00 pm on the date that is 3 Business Days prior to the Second Court Date;

(i)                                              lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with subsection 411(10) of the Corporations Act approving the Scheme by no later than the Business Day after the date on which the Court order was made (or such later date as agreed in writing by Brookfield);

(j)                                             Scheme Consideration: if the Scheme becomes Effective, finalise and close the Asciano Share Register as at the Scheme Record Date, and determine entitlements to the Scheme Consideration, in accordance with the Scheme and the Deed Poll;

(k)                                          transfer and registration: if the Scheme becomes Effective and subject to Brookfield having issued the Scheme Consideration in accordance with the Scheme and Deed Poll:

(1)                                          execute, on behalf of Scheme Shareholders, instruments of transfer of Asciano Shares held by Scheme Shareholders to Brookfield Sub; and

(2)                                          register all transfers of Asciano Shares held by Scheme Shareholders to Brookfield Sub on the Implementation Date;

(l)                                              consultation with Brookfield in relation to Scheme Booklet: consult with Brookfield as to the content and presentation of the Scheme Booklet including:

(1)                                          providing to Brookfield drafts of the Scheme Booklet and the Independent Expert’s Report for the purpose of enabling Brookfield to review and comment on those draft documents. In relation to the Independent Expert’s Report, Brookfield’s review is to be limited to a factual accuracy review;

(2)                                          taking all reasonable comments made by Brookfield into account in good faith when producing a revised draft of the Scheme Booklet provided such comments are provided in a timely manner;

(3)                                          providing to Brookfield a revised draft of the Scheme Booklet within a reasonable time before the Regulator’s Draft is finalised and to enable Brookfield to review the Regulator’s Draft before the date of its submission;

(4)                                          obtaining written consent from Brookfield for the form and content in which the Brookfield Information appears in the Scheme Booklet; and

(5)                                          confirming in writing to Brookfield that the Asciano Information in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(m)                                      information: provide all necessary information, and procure that the Asciano Registry provides all necessary information, in each case in a form reasonably requested by Brookfield, about the Scheme, the Scheme Shareholders and Asciano Shareholders to Brookfield and its Related Persons, which Brookfield reasonably requires in order to:

(1)                                          canvass agreement to the Scheme by Asciano Shareholders (including, where appropriate, the results of directions by Asciano to Asciano shareholders under Part 6C.2 of the Corporations Act); or

(2)                                          facilitate the provision by, or on behalf of, Brookfield Sub of the Scheme Consideration.

Asciano must comply with any reasonable request of Brookfield for Asciano to give directions to Asciano shareholders under Part 6C.2 of the Corporations Act from time to time for one of the purposes referred to in (1) or (2) above;

(n)                                          ASIC and ASX review: keep Brookfield informed of any material matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and use reasonable endeavours to take into consideration in resolving such matters any issues raised by Brookfield;

(o)                                          representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(p)                                          Independent Expert and Investigating Accountant: promptly appoint the Independent Expert, and promptly appoint and brief jointly with Brookfield any Investigating Accountant to be appointed in connection with the preparation of the Scheme Booklet or the Independent Expert’s Report, and provide all assistance and information reasonably requested by them in connection with the preparation of the Independent Expert’s Report or the investigating accountant’s report (as applicable) for inclusion in the Scheme Booklet (including any updates to such report) and any other materials to be prepared by them for inclusion in the Scheme Booklet (including any updates thereto);

(q)                                          compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations;

(r)                                             listing: subject to clause 5.1(u), not do anything to cause Asciano Shares to cease being quoted on ASX or to become permanently suspended from quotation prior to implementation of the Transaction unless Brookfield has agreed in writing;

(s)                                            update Scheme Booklet: until the date of the Scheme Meeting, promptly update or supplement the Scheme Booklet with, or, if the parties agree (provided that Asciano will not be limited from making any disclosure necessary, in its sole discretion, to comply with its continuous disclosure obligations), otherwise inform the market by way of announcement of, any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement and seek the Court’s approval for the despatch of any updated or supplementary Scheme Booklet. Asciano must consult with

Brookfield as to the content and presentation of any updated or supplementary Scheme Booklet in the manner contemplated by clause 5.1(l);

(t)                                             merged co-information: promptly provide to Brookfield any information regarding the Asciano Group that Brookfield reasonably requires in order to prepare the information regarding the merged Asciano—Brookfield entity following implementation of the Scheme for inclusion in the Scheme Booklet;

(u)                                          suspension of trading: apply to ASX to suspend trading in Asciano Shares with effect from the close of trading on the Effective Date;

(v)                                          assistance: up to (and including) the Implementation Date and subject to obligations of confidentiality owed to third parties and undertakings to Government Agencies, provide Brookfield with information that Brookfield reasonably requests for the purpose of preparation of the Brookfield Information and implementation of the Transaction; and

(w)                                        income tax return amendments: apply to the Australian Taxation Office prior to 27 October 2015 to amend the income tax returns of the Asciano Limited tax consolidated group for the years ended 30 June 2009, 30 June 2010 and 30 June 2011 (as relevant) in respect of the capital change out component deductions for locomotives and wagons, for the years ended 30 June 2008, 30 June 2009, 30 June 2010 and 30 June 2011 in respect of the capital (rotable) spares depreciation claims and for the year ended 30 June 2008 in respect of the section 974-80 deduction adjustments.

5.2                                        Brookfield’s obligations

Brookfield must take all necessary steps to implement the Scheme as soon as is reasonably practicable and without limiting the foregoing use reasonable endeavours to ensure that each step in the Timetable is met by the date set out beside that step (and consult with Asciano on a regular basis about its progress in that regard, but, to avoid doubt, no party is entitled to require the other party to perform steps in the Timetable at an earlier time than set out in the Timetable), including doing each of the following:

(a)                                          Brookfield Information: prepare and provide to Asciano the Brookfield Information for inclusion in the Scheme Booklet required by all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules, and consent to the inclusion of that information in the Scheme Booklet;

(b)                                          review of Scheme Booklet: review the drafts of the Scheme Booklet prepared by Asciano and provide comments on those drafts in good faith and in a timely manner;

(c)                                           Independent Expert’s Report: subject to the Independent Expert entering into arrangements with Brookfield including in relation to confidentiality in a form reasonably acceptable to Brookfield, provide any assistance or information reasonably requested by Asciano or by the Independent Expert in connection with the preparation of the Independent Expert’s Report to be sent together with the Scheme Booklet;

(d)                                          Investigating Accountant: appoint and brief, jointly with Asciano any Investigating Accountant appointed in relation to the Transaction;

(e)                                           representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(f)                                            Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Asciano the Deed Poll and procure that Brookfield Sub will execute and deliver to Asciano the Deed Poll;

(g)                                           accuracy of Brookfield Information: confirm in writing to Asciano that the Brookfield Information in the Scheme Booklet (other than any information regarding the Asciano Group contained in, or used in the preparation of, the information regarding the merged Asciano—Brookfield entity following implementation of the Scheme) does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(h)                                          consultation with Asciano in relation to Brookfield Information: consult with Asciano as to the content and presentation of the Brookfield Information including:

(1)                                          providing drafts of the Brookfield Information for the purpose of enabling Asciano to review and comment on that draft information;

(2)                                          taking all reasonable comments made by Asciano into account in good faith when producing a revised draft of the Brookfield Information provided that such comments are provided in a timely manner;

(3)                                          providing to Asciano a final draft of the Brookfield Information within a reasonable time before the Regulator’s Draft is to be finalised and to enable Asciano to review the Brookfield Information section of the Regulator’s Draft before the date of its submission;

(i)                                              information: promptly provide to Asciano any information regarding the BIP Group that Asciano reasonably requires in order to prepare the Scheme Booklet;

(j)                                             Certificate: provide Asciano with such information and confirmations as it reasonably requires to enable it to certify that the Conditions Precedent have been satisfied or waived in accordance with its obligation in clause 5.1(h);

(k)                                          share transfer: if the Scheme becomes Effective:

(1)                                          procure that Brookfield Sub accepts a transfer of the Scheme Shares as contemplated by clause 4.3(c)(1); and

(2)                                          execute, or procure that Brookfield Sub executes, instruments of transfer in respect of the Scheme Shares;

(l)                                              Scheme Consideration: if the Scheme becomes Effective, procure the provision of, by or on behalf of, Brookfield Sub, the Scheme Consideration in the manner and amount contemplated by the terms of the Scheme and the Deed Poll;

(m)                                      listing: use all reasonable endeavours to procure that:

(1)                                          the issue of the New BIP Interests to be issued pursuant to the Scheme has been approved by the Toronto Stock Exchange and the New York Stock Exchange, and those New BIP Interests have received listing approval from each of the Toronto Stock Exchange and the New York Stock Exchange subject to customary conditions; and

(2)                                          Brookfield is approved for admission to the official list of ASX (as a foreign exempt listing) and that the New BIP Interests to be issued pursuant to the Scheme:

(A)                                        are approved for official quotation by ASX, subject to any conditions which ASX may reasonably require and which are acceptable to Brookfield, acting reasonably; and

(B)                                        are eligible for inclusion in S&P / ASX indices subject to satisfying relevant liquidity and size tests.

(n)                                          update Brookfield Information: until the date of the Scheme Meeting, provide to Asciano any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the Brookfield Information contained in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(o)                                          assistance: up to (and including) the Implementation Date and subject to obligations of confidentiality owed to third parties and undertakings to Government Agencies, provide Asciano with information that Asciano reasonably requests for the purpose of preparation of the Scheme Booklet and implementation of the Transaction; and

(p)                                          compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations.

5.3                                        Conduct of business

(a)                                          Subject to clauses 5.3(c) and 5.3(d), from the date of this deed up to and including the Implementation Date, and without limiting any other obligations under this deed, each party must:

(1)                                          conduct its businesses and operations, and, in Asciano’s case must cause each other Asciano Group Member to conduct its respective business and operations, in the ordinary and usual course consistent with the manner in which each such business and operations have been conducted in the 12 month period prior to the date of this deed;

(2)                                          keep each other informed of the conduct of their business;

(3)                                          provide regular reports on the financial affairs of the Asciano Group (in the case of Asciano) and the BIP Group (in the case of Brookfield) in a timely manner to the other party;

(4)                                          make all reasonable efforts, and procure that each other Asciano Group Member (in the case of Asciano) makes all reasonable efforts, to:

(A)                                        preserve and maintain the value of their respective businesses and assets;

(B)                                        keep available the services of their directors, officers and employees; and

(C)                                        maintain and preserve their relationships with Government Agencies, customers, suppliers and others having business dealings with any Asciano Group Member (in the case of Asciano) (including, in the case of Asciano, using reasonable endeavours to obtain consents from third parties to any change of control provisions in contracts and in any other contracts or arrangements to which a member of the Asciano Group is a party which Brookfield reasonably requests).

(b)                                          From the date of this deed up to and including the Implementation Date:

(1)                                          Asciano must ensure that no Asciano Prescribed Occurrence and no Asciano Regulated Event occurs; and

(2)                                          Brookfield must ensure that no Brookfield Prescribed Occurrence occurs.

(c)                                           Nothing in clause 5.3(a) restricts the ability of Asciano or Brookfield to take any action:

(1)                                          which is required by this deed or the Scheme;

(2)                                          which has been agreed to in writing by the other party; or

(3)                                          which is Fairly Disclosed in the Disclosure Materials of that party as being an action that Asciano or Brookfield (as applicable) will carry out between (and including) the date of this deed and the Implementation Date.

(d)                                          For the avoidance of doubt, nothing in clause 5.3(a) restricts the ability of Asciano to:

(1)                                          respond to a Competing Proposal to the extent permitted in accordance with clause 11; or

(2)                                          pay the Asciano Permitted Special Dividend once.

(e)                                           From the date of this deed until the Second Court Date, unless the other party agrees otherwise in writing, Asciano and Brookfield (as applicable) will promptly notify the other of anything of which it becomes aware that:

(1)                                          makes any material information publicly filed by it, (either on its own account or in respect of (in the case of Asciano) any other Asciano Group Member or (in the case of Brookfield) any other BIP Group Member) to be, or reasonably likely to be, incomplete, incorrect, untrue or misleading in any material respect;

(2)                                          makes any of the Asciano Representations and Warranties or any of the Brookfield Representations and Warranties (as applicable) false, inaccurate, misleading or deceptive in any material respect; or

(3)                                          may, or may with time, constitute (with respect to Asciano) an Asciano Material Adverse Change, Asciano Regulated Event or Asciano Prescribed Occurrence or (with respect to Brookfield) a Brookfield Material Adverse Change or Brookfield Prescribed Occurrence (as applicable).

5.4                                        Appointment of directors

Asciano must, as soon as practicable:

(a)                                          on the Implementation Date after the Scheme Consideration has been despatched to Scheme Shareholders:

(1)                                          take all actions necessary to cause the appointment of the nominees of Brookfield to the Asciano Board; and

(2)                                          ensure that all directors on the Asciano Board, other than the Brookfield nominees, resign and unconditionally and irrevocably release Asciano from any claims they may have against Asciano (without limitation to any accrued rights they may have under any deed of access and indemnity or policy of directors and officers insurance); and

(b)                                          on the Implementation Date, after the Scheme Consideration has been despatched to Scheme Shareholders, take all actions to ensure that all directors on the boards of Asciano’s Subsidiaries resign and unconditionally and irrevocably release Asciano and such Asciano Subsidiaries from any claims they may have against any of them, and to cause the appointment of nominees of Brookfield to those boards (without limitation to any accrued rights they may have under any deed of access and indemnity or policy of directors and officers insurance).

5.5                                        Asciano Board recommendation

(a)                                          Asciano must use its best endeavours to procure that, subject to clause 5.5(b), the Asciano Board Members unanimously recommend that Asciano Shareholders (other than Excluded Shareholders) vote in favour of the Scheme at the Scheme Meeting in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report that the Scheme is in the best interest of Scheme Shareholders, and that the Scheme Booklet and any other public statements made by Asciano in relation to the Scheme include a statement by the Asciano Board to that effect.

(b)                                          Asciano must use its best endeavours to procure that the Asciano Board collectively, and the Asciano Board Members individually, do not change, withdraw or modify its, his or her recommendation to vote in favour of the Scheme unless:

(1)                                          the Independent Expert provides a report to Asciano (including either the Independent Expert’s Report or any update, addendum or variation to it) that concludes that the Scheme is not in the best interest of Scheme Shareholders; or

(2)                                          Asciano has received, other than as a result of a breach of clause 11, a Superior Proposal,

and Asciano has complied with its obligations under clause 12.

For the purposes of this clause, customary qualifications and explanations contained in the Scheme Booklet in relation to a recommendation to vote in favour of the Scheme to the effect that the recommendation is made in the absence of a superior proposal from a third party will not be regarded as a failure to make or withdraw the making of a recommendation in favour of the Scheme.

(c)                                           Without limiting the operation of clause 12 or the preceding provisions of this clause 5, if circumstances arise (including the receipt or expected receipt of an unfavourable report from the Independent Expert) which may lead to any one or more Asciano Board Members changing, withdrawing or modifying his or her recommendation to vote in favour of the Scheme (other than such circumstances as provided for in clause 11.3 or 11.4 which shall be regulated by those clauses), Asciano must:

(1)                                          promptly notify Brookfield of this fact; and

(2)                                          consult with Brookfield in good faith to determine whether there are any steps that can be taken to avoid such a change, withdrawal or modification (as applicable).

5.6                                        Conduct of Court proceedings

(a)                                          Asciano and Brookfield are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)                                          This deed does not give Asciano or Brookfield any right or power to give undertakings to the Court for or on behalf of the other party without that party’s written consent.

(c)                                           Asciano and Brookfield must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

5.7                                        Responsibility statements

(a)                                          The Scheme Booklet will contain a responsibility statement to the effect that:

(1)                                          Brookfield is responsible for the Brookfield Information (other than any information provided by Asciano to Brookfield and used by Brookfield for the purposes of preparation of the Scheme Booklet or obtained from Asciano’s public filings on ASX or ASIC contained in, or used in the preparation of, the information regarding the merged Asciano—Brookfield entity following implementation of the Scheme) contained in the Scheme Booklet; and

(2)                                          Asciano is responsible for the Asciano Information contained in the Scheme Booklet and is also responsible for the information contained in the Scheme Booklet provided by Asciano to Brookfield or obtained from Asciano’s public filings on ASX or ASIC contained in, or used in the preparation of, the information regarding the merged Asciano—Brookfield entity following implementation of the Scheme.

(b)                                          If after a reasonable period of consultation, Asciano and Brookfield are unable to agree on the form or content of the Scheme Booklet:

(1)                                          where the determination relates to Brookfield Information, Brookfield will make the final determination as to the form and content of the Brookfield Information; and

(2)                                          in any other case, Asciano will make the final determination as to the form and content of the Scheme Booklet.

6                                                  Access to information

(a)                                          Between (and including) the date of this deed and the Implementation Date, Asciano must, and must cause each other Asciano Group Member to, afford to Brookfield and its Related Persons (including any Investigating Accountant) reasonable access to information, including financial, tax and other information, (subject to any existing confidentiality obligations owed to third parties, appropriate consents in relation to which Asciano must use all reasonable endeavours to obtain) of any member of the Asciano Group, or such senior executives of Asciano as reasonably requested by Brookfield at mutually convenient times, and afford Brookfield reasonable co-operation (including, in the case of clause 6(a)(3), access to the Asciano Group’s auditors and accountants) for the purpose of:

(1)                                          implementation of the Scheme or preparation of the Brookfield Information;

(2)                                          Brookfield obtaining an understanding of the operations of the Asciano Group’s business, financial position, prospects and affairs in order to allow and facilitate the development and the implementation of the plans of Brookfield for those businesses following implementation of the Scheme;

(3)                                          preparation of the financial statements (including for the merged Asciano—Brookfield entity following implementation of the Scheme) for inclusion in the Scheme Booklet or any Investigating Accountant’s report (and any updates);

(4)                                          compliance with legally binding reporting obligations to holders of their shares, interests or other securities, or to financiers or other investors, or satisfy their compliance obligations under any applicable legal, governmental, taxation or regulatory rules, or otherwise imposed by an Government Agency, or as reasonably required in connection with:

(A)                                        any financing transaction or arrangement; or

(B)                                        arranging or syndicating any acquisition, debt or equity financing, and all timely cooperation in connection with the arrangement; and

(5)                                          any other purpose agreed between the parties,

and Brookfield may disclose such information to third parties in accordance with the terms of the Confidentiality Agreement (and any bona fide syndicate financiers will be deemed to have been consented to by Asciano for inclusion as “Associates” as that term is defined in the Confidentiality Agreement) provided that:

(6)                                          Brookfield will focus on material issues, having regard to management commitments and the impact of information requests on Asciano’s business;

(7)                                          providing access or information pursuant to this clause does not result in unreasonable disruptions to Asciano’s business, require Asciano to make further disclosure to any other entity or Government Agency or require the disclosure of any document that would compromise Asciano’s legal professional privilege;

(8)                                          nothing in this clause will require Asciano to provide information concerning Asciano’s directors and management’s consideration of the Scheme or any Competing Proposal (but this proviso does not limit Asciano’s obligations under clause 11); and

(9)                                          Asciano may provide to Brookfield its records at a place other than Asciano’s business premises.

(b)                                          Between (and including) the date of this deed and the Implementation Date, Brookfield must, and must cause each other Brookfield Group Member to, afford to Asciano and its Related Persons (including any Independent Expert) reasonable access to information (subject to any existing confidentiality obligations owed to third parties, appropriate consents in relation to which Brookfield must use all reasonable endeavours to obtain) of any member of the BIP Group, or such senior executives of Brookfield as reasonably requested by Asciano at mutually convenient times and afford Asciano reasonable co-operation for the purpose of:

(1)                                          implementation of the Scheme or preparation of the Scheme Booklet, or any part thereof;

(2)                                          to satisfy their compliance obligations under any applicable legal, governmental, taxation or regulatory rules, or otherwise imposed by an Government Agency; and

(3)                                          any other purpose agreed between the parties.

provided that:

(4)                                          Asciano will focus on material issues, having regard to management commitments and the impact of information requests on Brookfield’s or the BIP Group’s business;

(5)                                          providing access or information pursuant to this clause does not result in unreasonable disruptions to Brookfield’s or the BIP Group’s business, require Brookfield or the BIP Group to make further disclosure to any other entity or Government Agency or require the disclosure of any document that would compromise Brookfield’s or the BIP Group’s legal professional privilege;

(6)                                          nothing in this clause will require Brookfield or the BIP Group to provide information concerning the formulation or consideration of the Scheme or any variation to it; and

(7)                                          Brookfield or the BIP Group may provide to Asciano its records at a place other than Brookfield’s or the BIP Group’s business premises.

(c)                                           Without limiting clause 6(a), Asciano agrees to provide timely cooperation in connection with the arrangement or syndication of any acquisition, debt or equity financings by any member of the BIP Group as may be reasonably requested by Brookfield at any time and from time to time, including:

(1)                                          participating in meetings (including meetings with ratings agencies), drafting sessions and due diligence sessions;

(2)                                          furnishing, in accordance with clause 6(a), Brookfield and its financing sources within a reasonable timeframe (including providing any consent required under the Confidentiality Agreement to such disclosure) with financial and other pertinent information regarding Asciano, the Asciano Group or any other entity in which any Asciano Group Member has an investment as may be reasonably requested by Brookfield; assisting Brookfield and its financing sources in the preparation of any offering document to be used in obtaining or syndicating any acquisition, debt or equity financing, and any materials required in connection with ratings agency presentations;

(3)                                          cooperating with any marketing efforts undertaken by Brookfield and its financing sources related to acquisition, debt or equity financings (including by making available such senior executives of Asciano as reasonably requested by Brookfield at mutually convenient times for conference calls, management presentation sessions, roadshows, sales force presentations and similar meetings or presentations);

(4)                                          assisting Brookfield and its Affiliates to satisfy any conditions and obligations of any financing to the extent same is within its control; and

(5)                                          providing any information required to complete a reconciliation of financial statements to applicable accounting standards,

provided, in each case, that:

(6)                                          where Asciano has acted in good faith, neither Asciano nor any Asciano Group Member shall be required to incur any liability in connection with any acquisition, debt or equity financing prior to implementation of the Scheme that is not reimbursable by Brookfield;

(7)                                          Brookfield must indemnify and hold harmless Asciano Group Members and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any acquisition, debt or equity financing and any information utilised in connection therewith, in each case other than to the extent any of the foregoing arises from the bad faith or wilful misconduct of, or breach of this deed by, Asciano or an Asciano Group Member or their respective Related Persons;

(8)                                          nothing in this clause 6(c), shall require cooperation to the extent that it would:

(A)                                        cause any condition precedent in clause 3.1 to not be satisfied or otherwise cause a breach of this deed; or

(B)                                        require an Asciano Group Member to take any action that would reasonably be expected to conflict with or violate the Asciano Group Member constituent documents or any law; or

(C)                                        require the approval of shareholders of Asciano under section 260B of the Corporations Act or equivalent or analogous restriction in any jurisdiction; and

(9)                                          none of the Asciano Group Members shall be required to execute prior to Implementation any agreements, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the debt financing.

7                                                  Representations and warranties

7.1                                        Brookfield’s representations and warranties

Brookfield represents and warrants to Asciano (in its own right and separately as trustee or nominee for each of the other Asciano Indemnified Parties) each of the Brookfield Representations and Warranties.

7.2                                        Brookfield’s indemnity

Brookfield agrees with Asciano (in its own right and separately as trustee or nominee for each of the other Asciano Indemnified Parties) to indemnify Asciano and each of the Asciano Indemnified Parties against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising that Asciano or any of the other Asciano Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Brookfield Representations and Warranties.

7.3                                        Asciano’s representations and warranties

Asciano represents and warrants to Brookfield (in its own right and separately as trustee or nominee for each of the other Brookfield Indemnified Parties) each of the Asciano Representations and Warranties.

7.4                                        Asciano’s indemnity

Asciano agrees with Brookfield (in its own right and separately as trustee or nominee for each Brookfield Indemnified Party) to indemnify Brookfield and each of the Brookfield Indemnified Parties from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising that Brookfield or any of the other Brookfield Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Asciano Representations and Warranties.

7.5                                        Survival of representations and warranties

Each representation and warranty made or given in clauses 7.1 and 7.3:

(a)                                          is severable;

(b)                                          survives the termination of this deed; and

(c)                                           is given with the intention that liability under it is not confined to breaches that are discovered before the date of termination of this deed.

7.6                                        Survival of indemnities

Each indemnity in this deed (including those in clauses 7.2 and 7.4):

(a)                                          is severable;

(b)                                          is a continuing obligation;

(c)                                           constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this deed; and

(d)                                          survives the termination of this deed.

7.7                                        Timing of representations and warranties

Each representation and warranty made or given under clauses 7.1 or 7.3 is given at the date of this deed and repeated continuously thereafter until 8.00am on the Second Court Date unless that representation or warranty is expressed to be given at a particular time, in which case it is given at that time.

8                                                  Releases

8.1                                        Asciano and Asciano directors and officers

(a)                                          Brookfield releases its rights, and agrees with Asciano that it will not make a claim, against any Asciano Indemnified Party (other than Asciano and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(1)                                          any breach of any representations and warranties of Asciano or any other member of the Asciano Group in this deed; or

(2)                                          any disclosures containing any statement which is false or misleading whether in content or by omission,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Asciano Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud. For the avoidance of doubt, nothing in this clause 8.1(a) limits Brookfield’s rights to terminate this deed under clause 13.2(a).

(b)                                          This clause 8.1 is subject to any Corporations Act restriction and will be read down accordingly.

(c)                                           Asciano receives and holds the benefit of this clause 8.1 to the extent it relates to each Asciano Indemnified Party as trustee for each of them.

8.2                                        Brookfield and Brookfield directors and officers

(a)                                          Asciano releases its rights, and agrees with Brookfield that it will not make a claim, against any Brookfield Indemnified Party (other than Brookfield and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(1)                                          any breach of any representations and warranties of Brookfield or any other member of the Brookfield Group in this deed; or

(2)                                          any disclosure containing any statement which is false or misleading whether in content or by omission,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Brookfield Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud. For the avoidance of doubt, nothing in this clause 8.2(a) limits Asciano’s rights to terminate this deed under clause 13.2(b).

(b)                                          This clause 8.2 is subject to any Corporations Act restriction and will be read down accordingly.

(c)                                           Brookfield receives and holds the benefit of this clause 8.2 to the extent it relates to each Brookfield Indemnified Party as trustee for each of them.

8.3                                        Deeds of indemnity and insurance

(a)                                          Subject to the Scheme becoming Effective and the Transaction completing, Brookfield undertakes in favour of Asciano and each other Asciano Indemnified Party that it will:

(1)                                          subject to clause 8.3(d) and to the extent permitted by law, for a period of 7 years from the Implementation Date, ensure that the constitutions of Asciano and each other Asciano Group Member continue to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company (and Asciano undertakes not to vary those constitutional arrangements after the date of this deed); and

(2)                                          procure that Asciano and each other Asciano Group Member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time (and Asciano undertakes not to vary those arrangements after the date of this deed, except that it may enter into such deeds with newly appointed directors and officers on terms materially consistent with existing deeds) and, without limiting the foregoing, ensure that directors’ and officers’ run-off insurance cover for such directors and officers is maintained, subject to clause 8.3(d), for a period of 7 years

(or longer if Brookfield agrees, acting reasonably) from the retirement date of each director and officer.

(b)                                          The undertakings contained in clause 8.3(a) are subject to any Corporations Act restriction and will be read down accordingly.

(c)                                           Asciano receives and holds the benefit of clause 8.3(a), to the extent it relates to the other Asciano Indemnified Parties, as trustee for them.

(d)                                          The undertakings contained in clause 8.3(a) are given until the earlier of the end of the relevant period specified in clause 8.3(a) or the relevant Asciano Group Member ceasing to be part of the BIP Group.

(e)                                           Brookfield acknowledges that, notwithstanding any other provision of this deed, Asciano may, prior to the Implementation Date, enter into a run-off insurance policy in respect of any Asciano Indemnified Party for a 7 year period (or longer if Brookfield agrees, acting reasonably), and that any actions to facilitate that insurance or in connection therewith will not be an Asciano Prescribed Occurrence, Asciano Regulated Event or breach any provision of this deed, provided that Asciano has not acted unreasonably and has consulted with Brookfield (which must act reasonably and not so as to cause delay) in entering into any such policy.

9                                                  Public announcement

9.1                                        Announcement of the Transaction

(a)                                          Immediately after the execution of this deed, Asciano and Brookfield must, after consultation with the other party, each issue a public announcement in a form agreed to in writing between them.

(b)                                          Asciano agrees that its public announcement will include a unanimous recommendation by the Asciano Board to Asciano Shareholders that, in the absence of a Superior Proposal and subject to any unfavourable conclusion in the Independent’s Expert’s Report, Asciano Shareholders vote in favour of the Scheme.

9.2                                        Public announcements

Subject to clause 9.3, no public announcement or public disclosure of the Transaction or any other transaction the subject of this deed or the Scheme may be made other than in a form approved by each party in writing (acting reasonably), but each party must use all reasonable endeavours to provide such approval as soon as practicable.

9.3                                        Required disclosure

Where a party is required by applicable law or any applicable listing rules to make any announcement or to make any disclosure in connection with the Transaction or any other transaction the subject of this deed or the Scheme, it must use all reasonable endeavours, to the extent practicable and lawful, to consult with the other party prior to making the relevant disclosure.

10                                           Confidentiality

Asciano and Brookfield acknowledge and agree that they continue to be bound by the Confidentiality Agreement after the date of this deed. The rights and obligations of the parties under the Confidentiality Agreement survive termination of this deed.

11                                           Exclusivity

11.1                                 No shop and no talk

During the Exclusivity Period, Asciano must not, and must ensure that each of its Related Persons does not, directly or indirectly, without the prior written consent of Brookfield:

(a)                                          (no shop) solicit, invite, encourage or initiate (including by the provision of non-public information to any Third Party) any inquiry, expression of interest, offer, proposal or discussion by any person in relation to, or which would reasonably be expected to encourage or lead to the making of, an actual, proposed or potential Competing Proposal or communicate to any person an intention to do anything referred to in this clause 11.1(a); or

(b)                                          (no talk) subject to clause 11.2:

(1)                                          participate in or continue any negotiations or discussions with respect to any inquiry, expression of interest, offer, proposal or discussion by any person to make, or which would reasonably be expected to encourage or lead to the making of, an actual, proposed or potential Competing Proposal or participate in or continue any negotiations or discussions with respect to any actual, proposed or potential Competing Proposal;

(2)                                          negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into, any agreement, arrangement or understanding regarding an actual, proposed or potential Competing Proposal;

(3)                                          disclose or otherwise provide any non-public information about the business or affairs of the Asciano Group to a Third Party (other than a Government Agency that has a right to obtain that information and has sought it) with a view to obtaining, or which would reasonably be expected to encourage or lead to receipt of, an actual, proposed or potential Competing Proposal (including, without limitation, providing such information for the purposes of the conduct of due diligence investigations in respect of the Asciano Group); or

(4)                                          communicate to any person an intention to do anything referred to in the preceding paragraphs of this clause 11.1(b),

but nothing in this clause 11.1 prevents Asciano from making normal presentations to brokers, portfolio investors and analysts in the ordinary course of business or promoting the merits of the Transaction.

11.2                                 Fiduciary exception

Clause 11.1(b) does not prohibit any action or inaction by Asciano or any of its Related Persons in relation to an actual, proposed or potential Competing Proposal if compliance with that clause would, in the opinion of the Asciano Board, formed in good faith after receiving written advice from its external legal advisers, constitute, or would be likely to constitute, a breach of any of the fiduciary or statutory duties of the directors of Asciano, provided that any actual, proposed or potential Competing Proposal in question was not directly or indirectly brought about by, or facilitated by, a breach of clause 11.1(a).

11.3                                 Notification of approaches

(a)                                          During the Exclusivity Period, Asciano must as soon as possible notify Brookfield in writing if it, or any of its Related Persons, becomes aware of any:

(1)                                          negotiations or discussions, approach or attempt to initiate any negotiations or discussions, or intention to make such an approach or attempt to initiate any negotiations or discussions in respect of any inquiry, expression of interest, offer, proposal or discussion in relation to an actual, proposed or potential Competing Proposal;

(2)                                          proposal made to Asciano or any of its Related Persons, in connection with, or in respect of any exploration or completion of, an actual, proposed or potential Competing Proposal; or

(3)                                          provision by Asciano or any of its Related Persons of any non-public information concerning the business or operations of Asciano or the Asciano Group to any to a Third Party in connection with an actual, proposed or potential Competing Proposal, whether direct or indirect, solicited or unsolicited, and in writing or otherwise. For the avoidance of doubt, any of the acts described in paragraphs (1) to (3) may only be taken by Asciano if not proscribed by clause 11.1 or if permitted by clause 11.2.

(b)                                          A notification given under clause 11.3(a) must include the identity of the relevant person making or proposing the relevant actual, proposed or potential Competing Proposal, together with all material terms and conditions of the actual, proposed or potential Competing Proposal.

11.4                                 Matching right

(a)                                          Without limiting clause 11.1, during the Exclusivity Period, Asciano:

(1)                                          must not enter into any legally binding agreement, arrangement or understanding (whether or not in writing) pursuant to which a Third Party, Asciano or both proposes or propose to undertake or give effect to an actual, proposed or potential Competing Proposal; and

(2)                                          must use its best endeavours to procure that none of its directors change their recommendation in favour of the Transaction to publicly recommend an actual, proposed or potential Competing Proposal (or recommend against the Transaction), unless:

(3)                                          the Asciano Board acting in good faith and in order to satisfy what the Asciano Board Members consider to be their statutory or fiduciary duties (having received written advice from its external legal advisers) determines that the Competing Proposal would be or would be likely to be an actual, proposed or potential Superior Proposal;

(4)                                          Asciano has provided Brookfield with the material terms and conditions of the actual, proposed or potential Competing Proposal, including price and the identity of the Third Party making the actual, proposed or potential Competing Proposal;

(5)                                          Asciano has given Brookfield at least 5 Business Days after the date of the provision of the information referred to in clause 11.4(a)(4) to provide a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal; and

(6)                                          Brookfield has not announced a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal by the expiry of the 5 Business Day period in clause 11.4(a)(5).

(b)                                          If Brookfield proposes to Asciano, or announces, amendments to the Scheme or a new proposal that constitute a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal (Bidder Counterproposal) by the expiry of the 5 Business Day period in clause 11.4(a)(5), Asciano must procure that the Asciano Board considers the Bidder Counterproposal and if the Asciano Board, acting reasonably and in good faith, determines that the Bidder Counterproposal would provide an equivalent or superior outcome for Asciano Shareholders as a whole (other than Excluded Shareholders) compared with the Competing Proposal, taking into account all of the terms and conditions of the Bidder Counterproposal, then Asciano and Brookfield must use their best endeavours to agree the amendments to this deed and, if applicable, the Scheme and Deed Poll that are reasonably necessary to reflect the Bidder Counterproposal and to implement the Bidder Counterproposal, in each case as soon as reasonably practicable, and Asciano must use its best endeavours to procure that each of the directors of Asciano continues to recommend the Transaction (as modified by the Bidder Counterproposal) to Asciano Shareholders.

11.5                                 Cease discussions

(a)                                          Asciano must cease any discussions or negotiations existing as at the date of this deed relating to:

(1)                                          any actual, proposed or potential Competing Proposal; or

(2)                                          any transaction that would, or would reasonably be expected to, reduce the likelihood of success of the Transaction.

(b)                                          As soon as practicable, and in any event within 5 Business Days, following execution of this deed, to the extent it has not already done so, Asciano must request in writing (and diligently enforce) the immediate return or destruction of all Asciano’s confidential information that has been provided to any Third Party since 30 June 2014 under a confidentiality agreement in relation to an actual, proposed or potential Competing Proposal and terminate those persons’ access to the Asciano’s confidential information on an ongoing basis.

11.6                                 Provision of information

During the Exclusivity Period, Asciano must as soon as possible provide Brookfield with:

(a)                                          in the case of written materials, a copy of; and

(b)                                          in any other case, a written statement of,

any non-public information about the business or affairs of Asciano or the Asciano Group disclosed or otherwise provided to any Third Party in connection with an actual, proposed or potential Competing Proposal that has not previously been provided to Brookfield. For the avoidance of doubt, any such provision of information to a Third Party may only be undertaken if permitted by clause 11.2.

11.7                                 Legal advice

Asciano represents and warrants to Brookfield that:

(a)                                          prior to entering into this deed, it has received legal advice on this deed and the operation of this clause 11; and

(b)                                          it and the Asciano Board consider this clause 11 to be fair and reasonable and that it is appropriate to agree to the terms in this clause 11 in order to secure the significant benefits to it, and the Asciano Shareholders resulting from the transactions contemplated hereby.

12                                           Reimbursement Fee

12.1                                 Background to Reimbursement Fee

(a)                                          Brookfield and Asciano acknowledge that, if they enter into this deed and the Scheme is subsequently not implemented, Brookfield will incur significant costs, including those set out in clause 12.4.

(b)                                          In these circumstances, Brookfield has requested that provision be made for the payments outlined in clause 12.2, without which Brookfield would not have entered into this deed or otherwise agreed to implement the Scheme.

(c)                                           The Asciano Board believes, having taken advice from Asciano’s legal advisors and Financial Advisors, that the implementation of the Scheme will provide benefits to Asciano and that it is appropriate for Asciano to agree to the payments referred to in clause 12.2 in order to secure Brookfield’s participation in the Transaction.

12.2                                 Reimbursement Fee triggers

Asciano must pay the Reimbursement Fee to Brookfield, without set-off or withholding, if:

(a)                                          during the Exclusivity Period, one or more Asciano Board Members withdraws, adversely revises or adversely qualifies his or her support of the Scheme or his or her recommendation that Asciano Shareholders (other than Excluded Shareholders) vote in favour of the Scheme, or, having made such a recommendation, withdraws, adversely revises or adversely qualifies that recommendation for any reason, provided that in each case Brookfield has terminated this deed, unless:

(1)                                          the Independent Expert concludes (in the Independent Expert’s Report, as contained in the Scheme Booklet approved by the Court at the First Court Date for despatch to Asciano Shareholders (but not in any update, addendum or variation of the Independent Expert’s Report)) that the Scheme is not in the best interest of Asciano Shareholders (except where that conclusion is due wholly or partly to the existence, announcement or publication of a Competing Proposal); or

(2)                                          the Independent Expert concludes in any update, addendum or variation of the Independent Expert’s Report that the Scheme is not in the best interest of Asciano Shareholders and:

(A)                                        that conclusion is not due wholly or partly to the existence, announcement or publication of a Competing Proposal; and

(B)                                        that conclusion is primarily due to a decrease in the Australian dollar value of BIP Interests; and

(C)                                        the AUD Value of a BIP Interest has been equal to or less than A$45.20 for any 5 consecutive trading days within the three weeks prior to the date of the update, addendum or variation of Independent Expert’s Report; or

(3)                                          Asciano was, at the time Brookfield terminated the deed, entitled to terminate this deed pursuant to clause 13.1(a)(1), 13.1(c)(1), 13.1(c)(2) or 13.2(b); or

(b)                                          Brookfield terminates this deed pursuant to clause 13.1(a)(1); or

(c)                                           one or more Asciano Board Members recommends that Asciano Shareholders accept or vote in favour of, or otherwise supports or endorses (including support by way of accepting or voting, or by way of stating an intention to accept or vote, in respect of any Director Asciano Shares), a Competing Proposal of any kind that is announced (whether or not such proposal is stated to be subject to any pre-conditions) between the date of this deed and the end of the Exclusivity Period; or

(d)                                          a Competing Proposal of any kind is announced during the Exclusivity Period (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of the date of such announcement, the Third Party or any Associate of that Third Party:

(1)                                          completes a Competing Proposal of a kind referred to in any of paragraphs 2, 3 or 4 of the definition of Competing Proposal; or

(2)                                          enters into an agreement, arrangement or understanding with Asciano or the Asciano Board of the kind referred to in paragraph 5 of the definition of Competing Proposal; or

(3)                                          without limiting clause 12.2(d)(1) or clause 12.2(d)(2), acquires Control of Asciano.

12.3                                 Timing of payment of Reimbursement Fee

(a)                                          A demand by Brookfield for payment of the Reimbursement Fee under clause 12.2  must:

(1)                                          be in writing;

(2)                                          be made after the occurrence of the event in that clause giving rise to the right to payment;

(3)                                          state the circumstances which give rise to the demand; and

(4)                                          nominate an account into which the Reimbursement Fee must be paid.

(b)                                          Asciano must pay the Reimbursement Fee into the account nominated by Brookfield, without set-off or withholding, within 2 Business Days after receiving a demand for payment where Brookfield is entitled under clause 12.2 to the Reimbursement Fee.

12.4                                 Basis of Reimbursement Fee

The Reimbursement Fee has been calculated to reimburse Brookfield for costs including the following:

(a)                                          fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees);

(b)                                          reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative transactions or strategic initiatives, including costs arising from Brookfield being associated with a failed transaction and its resulting loss in market position;

(c)                                           costs of management and directors’ time in planning and implementing the Transaction; and

(d)                                          out of pocket expenses incurred by Brookfield and Brookfield’s respective employees, advisers and agents in planning and implementing the Transaction, and the parties agree that:

(e)                                           the costs actually incurred by Brookfield will be of such a nature that they cannot all be accurately ascertained; and

(f)                                            the Reimbursement Fee is a genuine and reasonable pre-estimate of those costs.

12.5                                 Compliance with law

(a)                                          This clause 12 does not impose an obligation on Asciano to pay the Reimbursement Fee to the extent (and only to the extent) that the obligation to pay the Reimbursement Fee:

(1)                                          is declared by the Takeovers Panel to constitute ‘unacceptable circumstances’; or

(2)                                          is determined to be unenforceable or unlawful by a court,

provided that all proper avenues of appeal and review, judicial and otherwise, have been exhausted. For the avoidance of doubt, any part of that fee that would not constitute ‘unacceptable circumstances’ or that is not unenforceable or unlawful (as applicable) must be paid by Asciano .

(b)                                          The parties must not make or cause or permit to be made, any application to the Takeovers Panel or a court for or in relation to a declaration or determination referred to in clause 12.5(a).

12.6                                 Reimbursement Fee payable only once

Where the Reimbursement Fee becomes payable to Brookfield under clause 12.2 and is actually paid to Brookfield, Brookfield cannot make any claim against Asciano for payment of any subsequent Reimbursement Fee.

12.7                                 Other Claims

Notwithstanding any other provision of this deed but subject to clause 12.6:

(a)                                          the maximum liability of Asciano to Brookfield under or in connection with this deed including in respect of any breach of the deed will be the amount of the Reimbursement Fee;

(b)                                          a payment by Asciano in accordance with this clause 12 represents the sole and absolute liability of Asciano under or in connection with this deed and no further damages, fees, expenses or reimbursements of any kind will be payable by Asciano to Brookfield in connection with this deed;

(c)                                           the amount paid to Brookfield under this clause 12 shall be reduced by the amount of any loss or damage recovered in relation to a breach of clause 11 or any other clause of this deed; and

(d)                                          where clause 12.7(c) applies and the amount payable by Asciano under this clause 12 has already been paid, Brookfield must, within two Business Days of the event contemplated by clause 12.7(c) which would have reduced the amount payable, refund an amount to Asciano which is equivalent to that calculated under clause 12.7(c).

12.8                                 No Reimbursement Fee if Scheme Effective

Despite anything to the contrary in this deed, no Reimbursement Fee will be payable if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 12.2 and, if a Reimbursement Fee has already been paid it must be refunded Brookfield.

13                                           Termination

13.1                                 Termination for material breach

(a)                                          Either party may terminate this deed by written notice to the other party:

(1)                                          other than in respect of a breach of either a Brookfield Representation and Warranty or an Asciano Representation and Warranty (which are dealt with in clause 13.2), at any time before 8.00am on the Second Court Date if the other party has materially breached this deed, the party entitled to terminate has given written notice to the party in breach of this deed setting out the relevant circumstances and stating an intention to terminate this deed, and the other party has failed to remedy the breach within 5 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given;

(2)                                          at any time before 8.00am on the Second Court Date if the Court or another Government Agency (including any other court) has taken any action permanently restraining or otherwise prohibiting or preventing the Transaction, or has refused to do any thing necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed or reviewed;

(3)                                          in the circumstances set out in, and in accordance with, clause 3.4; or

(4)                                          if the Effective Date for the Scheme has not occurred, or will not occur, on or before the End Date.

(b)                                          Brookfield may terminate this deed by written notice to Asciano until 8.00am on the Second Court Date if:

(1)                                          an Asciano Material Adverse Change or an Asciano Prescribed Occurrence occurs; or

(2)                                          any Asciano Board Member fails to recommend the Scheme or any Asciano Board Member withdraws, adversely revises or adversely modifies his or her recommendation that Asciano Shareholders (other than Excluded Shareholders) vote in favour of the Scheme or any Asciano Board Member makes a public statement indicating that he or she no longer recommends the Transaction or recommending, supporting or endorsing another transaction (including any Competing Proposal).

(c)                                           Asciano may terminate this deed by written notice to Brookfield at any time before 8.00am on the Second Court Date if:

(1)                                          a Brookfield Material Adverse Change occurs; or

(2)                                          a Brookfield Prescribed Occurrence occurs; or

(3)                                          the Asciano Board or a majority of the Asciano Board has changed, withdrawn or modified its recommendation as permitted under clause 5.5 and Asciano has complied with all of its obligations under clause 12.

13.2                                 Termination for breach of representations and warranties

(a)                                          Brookfield may, at any time prior to 8.00am on the Second Court Date, terminate this deed for breach of an Asciano Representation and Warranty only if:

(1)                                          Brookfield has given written notice to Asciano setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse;

(2)                                          the relevant breach continues to exist 5 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given under clause 13.2(a)(1); and

(3)                                          the relevant breach is material in the context of the Scheme taken as a whole.

(b)                                          Asciano may, at any time before 8.00am on the Second Court Date, terminate this deed for breach of a Brookfield Representation and Warranty only if:

(1)                                          Asciano has given written notice to Brookfield setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse;

(2)                                          the relevant breach continues to exist 5 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given under clause 13.2(b)(1); and

(3)                                          the relevant breach is material in the context of the Scheme taken as a whole.

(c)                                           This deed is terminable if agreed to in writing by Brookfield and Asciano.

13.3                                 Effect of termination

If this deed is terminated by either party under clauses 3.4, 13.1 or 13.2:

(a)                                          each party will be released from its obligations under this deed, except that this clause 13.3, and clauses 1, 7.1 to 7.7, 10, 12, 14, 15, 16 and 17 (except clause 17.10), will survive termination and remain in force;

(b)                                          each party will retain the rights it has or may have against the other party in respect of any past breach of this deed; and

(c)                                           in all other respects, all future obligations of the parties under this deed will immediately terminate and be of no further force and effect including any further obligations in respect of the Scheme.

13.4                                 Termination

Where a party has a right to terminate this deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this deed and the provision under which it is terminating this deed.

13.5                                 No other termination

Neither party may terminate or rescind this deed except as permitted under clauses 3.4, 13.1 or 13.2.

14                                           Duty, costs and expenses

14.1                                 Stamp duty

Brookfield

(a)                                          must pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this deed or the Scheme or the steps to be taken under this deed or the Scheme; and

(b)                                          indemnifies Asciano against any liability arising from its failure to comply with clause 14.1(a).

14.2                                 Costs and expenses

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transaction.

15                                           GST

(a)                                          Any consideration or amount payable under this deed, including any non-monetary consideration (as reduced in accordance with clause 15(e) if required) (Consideration) is exclusive of GST.

(b)                                          If GST is or becomes payable on a Supply made under or in connection with this deed, an additional amount (Additional Amount) is payable by the party providing Consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(c)                                           The Additional Amount payable under clause 15(b) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(d)                                          If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 15(b):

(1)                                          the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as appropriate;

(2)                                          the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

(3)                                          the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within 7 days after receiving such notification, as appropriate. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

(e)                                           Despite any other provision in this deed if an amount payable under or in connection with this deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.

(f)                                            Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(g)                                           Any term starting with a capital letter that is not defined in this deed has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

16                                           Notices

16.1                                 Form of Notice

A notice or other communication to a party under this deed (Notice) must be:

(a)                                          in writing and in English; and

(b)                                          addressed to that party as nominated below (or any alternative details nominated to the sending party by Notice):

Party	Address	Addressee	Email

Asciano	Level 6/15 Blue Street, North Sydney, NSW, Australia, 2060	Lyndall Stoyles	Lyndall_Stoyles@asciano.com.au

Party	Address	Addressee	Email

	Copy to King & Wood Mallesons Level 42, 600 Bourke Street Melbourne VIC 3000	Stephen Minns	stephen.minns@au.kwm.com

Brookfield	73 Front Street Hamilton, HM 12, Bermuda	Jane Sheere	jane.sheere@brookfield.com

	Copy to Brookfield Level 22 135 King Street Sydney, NSW 2000	Michael Ryan	michael.ryan@au.brookfield.com

	Herbert Smith Freehills Level 34, ANZ Tower 161 Castlereagh Street Sydney NSW 2000	Philippa Stone	philippa.stone@hsf.com

16.2                                 How Notice must be given and when Notice is received

(a)                                          A Notice must be given by one of the methods set out in the table below.

(b)                                          A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting

By email to the nominated email address

When a delivery confirmation report is received by the sender or, if no such delivery confirmation report is received, when the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

16.3                                 Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 16.2).

17                                           General

17.1                                 Governing law and jurisdiction

(a)                                          This deed is governed by the law in force in New South Wales.

(b)                                          Each party irrevocably submits to the non exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

17.2                                 Service of process

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 16.

17.3                                 No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

17.4                                 Invalidity and enforceability

(a)                                          If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)                                          Clause 17.4(a) does not apply where enforcement of the provision of this deed in accordance with clause 17.4(a) would materially affect the nature or effect of the parties’ obligations under this deed.

17.5                                 Waiver

No party to this deed may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 17.5 are set out below.

Term	Meaning

conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this deed and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

17.6                                 Variation

A variation of any term of this deed must be in writing and signed by the parties.

17.7                                 Assignment of rights

(a)                                          A party may not assign, novate, declare a trust over or otherwise transfer or deal with any of its rights or obligations under this deed without the prior written consent of the other party.

(b)                                          A breach of clause 17.7(a) by a party shall be deemed to be a material breach for the purposes of clause 13.1(a)(1).

(c)                                           Clause 17.7(b) does not affect the construction of any other part of this deed.

17.8                                 Acknowledgement

Each party acknowledges that the remedy of damages may be inadequate to protect the interests of the parties for a breach of clause 11 and that Brookfield is entitled to seek and obtain without limitation injunctive relief if Asciano breaches clause 11.

17.9                                 No third party beneficiary

This deed shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this deed is intended to or shall confer on any other person, other than the Brookfield Indemnified Parties and the Asciano Indemnified Parties, to the extent set forth in clause 7, any third party beneficiary rights.

17.10                          Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

17.11                          Entire agreement

This deed states all the express terms agreed by the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter (including the letter agreement between the parties dated

26 June 2015 (without limitation to any accrued cause of action under that letter agreement), but excluding the Confidentiality Agreement and the Disclosure Letter).

17.12                          Counterparts

This deed may be executed in any number of counterparts.

17.13                          Relationship of the parties

(a)                                          Nothing in this deed gives a party authority to bind any other party in any way.

(b)                                          Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

17.14                          Remedies cumulative

Except as provided in this deed and permitted by law, the rights, powers and remedies provided in this deed are cumulative with, and not exclusive of, the rights, powers and remedies provided by law independently of this deed.

17.15                          Exercise of rights

(a)                                          Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

(b)                                          A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this deed. Any conditions must be complied with by the party relying on the consent, approval or waiver.

Schedule 1

Definitions and interpretation

1.1                                        Definitions

Term	Meaning

ACCC	the Australian Competition and Consumer Commission.

AIFRS	the International Financial Reporting Standards as adopted in Australia.

Affiliates

a person is an “affiliate” of another person, if one is directly or indirectly controlled by that other person or if both are directly or indirectly controlled by a third person and, in respect of BIP, includes a partnership or other fund or account which is managed by BAM or any of its Subsidiaries; and for the purposes of this definition, and the definition of “BIP Group”, only “control” of a person means the right to:

1                 elect or appoint a majority of the directors (or persons or entities performing a similar function) of such person;

2                 the ability to otherwise exercise a majority of the voting rights in respect of that person; or

3                 the ability to otherwise control the management of such person whether by virtue of the terms of its constitutional documents, contractual rights, or otherwise;

and “controlled” has a corresponding meaning.

Asciano Board	the board of directors of Asciano and an Asciano Board Member means any director of Asciano comprising part of the Asciano Board.

Asciano Consolidated Tax Group	the consolidated group of which Asciano is the head company (where ‘consolidated group’ and ‘head company’ have the same meaning as in the Tax Act).

Asciano EBITDA	earnings before interest expense, tax, depreciation and amortisation and significant and non-recurring items, consistent with “underlying EBITDA” as defined in Asciano’s Annual Report.

Asciano Group	Asciano and each of its Subsidiaries, and a reference to a ‘Asciano

Scheme implementation deed

1

Term	Meaning

Group Member’ or a ‘member of the Asciano Group’ is to Asciano or any of its Subsidiaries.

Asciano Executive Incentive Plan Rules	the employee incentive plan rules of that name issued by Asciano.

Asciano Indemnified Parties	Asciano, its Subsidiaries and their respective directors, officers and employees.

Asciano Information

all information to be included by Asciano in the Scheme Booklet that explains the effect of the Scheme and sets out the information prescribed by the Corporations Act and the Corporations Regulations 2001 (Cth), and any other information that is material to the making of a decision by Asciano Shareholders whether or not to vote in favour of the Scheme, being information that is within the knowledge of each of the Asciano Board Members included in the Scheme Booklet (other than:

1                 the Brookfield Information; and

2                 the Independent Expert’s Report and any investigating accountant’s report),

and includes any information provided by Asciano to Brookfield or obtained by Brookfield from Asciano’s public filings on ASX and ASIC contained in, or used in the preparation of, the information regarding the merged Asciano—Brookfield entity following implementation of the Scheme.

Asciano Long Term Incentive Plan Rules	the employee incentive plan rules of that name issued by Asciano.

2

Term	Meaning

Asciano Material Adverse Change

an event, change, condition, matter, circumstance or thing occurring before, on or after the date of this deed (each a Specified Event) which, whether individually or when aggregated with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be considered reasonably likely to have:

1                 a material adverse effect on the business, assets, liabilities, financial or trading position, profitability or prospects of the Asciano Group taken as a whole; or

2                 without limiting the generality of paragraph 1 above:

•                  the effect of a diminution in the value of the consolidated net tangible assets of the Asciano Group, taken as a whole, by at least 10% against what it would reasonably have been expected to have been but for such Specified Event; or

•                  the effect of a diminution in the consolidated Asciano EBITDA of the Asciano Group, taken as a whole, by at least 10% in any financial year for the Asciano Group against what they would reasonably have been expected to have been but for such Specified Event, other than those events, changes, conditions, matters, circumstances or things:

3                 required or permitted by this deed, the Scheme or the transactions contemplated by either;

4                 that are Fairly Disclosed in Asciano’s Disclosure Materials;

5                 agreed to in writing by Brookfield;

6                 that Asciano Fairly Disclosed in an announcement made by Asciano to ASX, or a document lodged by it with ASIC, since 1 January 2014;

7                 resulting from changes in law or in general economic, political or business conditions; or

8                 resulting from any change occurring directly as a result of a general deterioration in equity markets, interest rates, exchange rates or credit spreads, that impacts Asciano and its competitors in a similar manner.

Asciano Permitted Special Dividend

the payment by Asciano of a special dividend of up to A$0.90 per Asciano Share, as referred to in clause 4.7 (and subject to the limitation in relation to franking and the size of the Asciano Permitted Special Dividend referred to in that clause).

Asciano Prescribed Occurrence	other than as: 1 required or permitted by this deed, the Scheme or the transactions contemplated by either;

3

Term	Meaning

2                 Fairly Disclosed in Asciano’s Disclosure Materials;

3                 agreed to in writing by Brookfield (such agreement not to be unreasonably withheld or delayed); or

4                 Fairly Disclosed by Asciano in an announcement made by Asciano to ASX, or a document lodged by it with ASIC, since 1 January 2014,

the occurrence of any of the following (and, for the avoidance of doubt, in the case of any occurrence subject to a monetary threshold, the monetary threshold stated will be exclusive of and in addition to any amount required, permitted, agreed to or disclosed as provide above):

5                 Asciano converting all or any of its shares into a larger or smaller number of shares;

6                 Asciano reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares (other than any on market acquisition of shares to satisfy the vesting of any Asciano Rights listed as vesting in Schedule 6);

7                 the Asciano Representation and Warranty in paragraph (j) of Schedule 3 being inaccurate;

8                 Asciano or any Subsidiary declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning or agreeing to return any capital to its member, or announcing an intention to do any of the above, other than:

•                  to a directly or indirectly wholly-owned Subsidiary of Asciano; or

•                  paying the Asciano Permitted Special Dividend once; or

•                  any pro rata distribution to members made by an entity of which Asciano or any Subsidiary is a member.

9                 Asciano making any change to its constitution;

10          Asciano or any Subsidiary resolving to reduce its share capital in any way other than to a directly or indirectly wholly-owned Subsidiary of Asciano;

11          Asciano or any Subsidiary:

•                  entering into a buy-back agreement; or

•                  resolving to approve the terms of a buy-back agreement under the Corporations Act;

12          a member of the Asciano Group issuing shares, or granting an option over its shares (provided that the issue or grant of an Asciano Right is not to be regarded as the issue of a share or option for the purposes of this item), or agreeing to make such an issue or grant such an option, other than:

•                  to a directly or indirectly wholly-owned Subsidiary of Asciano; or

•                  the issue of shares upon the vesting of any of Asciano Rights listed as vesting in Schedule 6;

13          a member of the Asciano Group issuing or agreeing to issue

4

Term	Meaning

securities convertible into shares (including any issue or grant of Asciano Rights) other than to a directly or indirectly wholly-owned Subsidiary of Asciano or a grant of Asciano Rights resulting in the total of number of Asciano Rights on issue not exceeding 3,415,589;

14          a member of the Asciano Group disposing, or agreeing to dispose, of the whole, or a substantial part, of the Asciano Group’s business or property;

15          a member of the Asciano Group granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of the Asciano Group’s business or property ;

16          an Insolvency Event occurs in relation to a member of the Asciano Group;

17          a member of the Asciano Group:

•                  acquiring, leasing or disposing of;

•                  agreeing to acquire, lease or dispose of; or

•                  offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking, the value of which exceeds A$100,000,000 (individually or in aggregate);

18          a member of the Asciano Group:

•                  entering into any contract or commitment (including in respect of Financial Indebtedness) requiring payments by the Asciano Group in excess of A$100,000,000 (individually or in aggregate);

•                  (without limiting the foregoing) agreeing to incur capital expenditure from the date of this deed of more than A$100,000,000 (individually or in aggregate);

•                  waiving any material Third Party default where the financial impact on the Asciano Group will be in excess of A$50,000,000 (individually or in aggregate); or

•                  accepting as a compromise of a matter less than the full compensation due to a member of the Asciano Group where the financial impact of the compromise on the Asciano Group is more than A$50,000,000 (individually or in aggregate);

19          a member of the Asciano Group:

•                  terminating any Material Contract; or

•                  varying, amending or modifying any Material Contract;

20          a member of the Asciano Group entering into, or resolving to enter into, a transaction with any related party of Asciano (other than a related party that is a member of the Asciano Group), as defined in section 228 of the Corporations Act;

21          a member of the Asciano Group amending in any material respect any agreement or arrangement with a Financial Advisor, or entering into an agreement or arrangement with a new Financial Advisor, in respect of the Transaction or a

5

Term	Meaning

Competing Proposal;

22          a member of the Asciano Group paying any of its directors, officers or senior executives a termination or retention payment, other than in accordance with contractual arrangements in effect on the date of this deed and which are contained in Asciano’s Disclosure Materials in excess of $5,000,000 (in aggregate) and in respect of which Asciano has consulted with Brookfield;

23          the occurrence of any review event or event of default after the date of this deed under any third party loan to Asciano or a Subsidiary and the taking of any step by any lender thereunder to enforce the terms thereof and which results, or is reasonably likely to result, in an Asciano Material Adverse Change;

24          Asciano Shares cease to be quoted on the ASX; or

25          Asciano contravenes the Corporations Act, and such contravention results in an Asciano Material Adverse Change.

Asciano Regulated Event

other than as:

1                 required or permitted by this deed, the Scheme or the transactions contemplated by either;

2                 Fairly Disclosed in Asciano’s Disclosure Materials;

3                 agreed to in writing by Brookfield; or

4                 Fairly Disclosed by Asciano in an announcement made by Asciano to ASX, or a document lodged by it with ASIC, since 1 January 2014,

the occurrence of any of the following:

1                 a member of the Asciano Group commencing business activities of a nature not already carried out as at the date of this deed, whether by way of acquisition or otherwise;

2                 a member of the Asciano Group, other than in the ordinary course of business, entering into a contract or commitment restraining a member of the Asciano Group from competing with any person or conducting activities in any market;

3                 a member of the Asciano Group providing financial accommodation other than to members of the Asciano Group (irrespective of what form that accommodation takes) in excess of A$50,000,000 (individually or in aggregate);

4                 a member of the Asciano Group entering into any agreement, arrangement or transaction with respect to derivative instruments (including, but not limited to, swaps, futures contracts, forward commitments, commodity derivatives or options) or similar instruments other than in the ordinary course of business;

5                 a member of the Asciano Group entering into or materially altering, varying or amending any employment, consulting, severance or similar agreement or arrangement with one or more of its officers, directors, other executives or employees, or accelerating or otherwise materially increasing compensation or

6

Term	Meaning

benefits for any of the above, in each case other than pursuant to:

•                  contractual arrangements in effect on the date of this deed and which are contained in Asciano’s Disclosure Materials; or

•                  Asciano’s policies and guidelines in effect on the date of this deed and which are contained in Asciano’s Disclosure Materials,

provided that in order for increases in compensation or benefits to fall within the above carve-outs, the aggregate of all such increases must be no greater than A$10,000,000;

6                 a member of the Asciano Group entering into any enterprise bargaining agreement other than in the ordinary course of business or pursuant to contractual arrangements in effect on the date of this deed and which are contained in Asciano’s Disclosure Materials;

7                 a member of the Asciano Group changing any accounting policy applied by them to report their financial position other than any change in policy required by a change in accounting standards; or

8                 a member of the Asciano Group doing anything that would result in a change in the Asciano Consolidated Tax Group.

Asciano Registry	Computershare Investor Services Pty Ltd ACN 078 279 277.

Asciano Representations and Warranties	the representations and warranties of Asciano set out in Schedule 3.

Asciano Right

either:

•                  a performance right or a deferred right granted pursuant to the Asciano Executive Incentive Plan Rules; or

•                  a performance right granted pursuant to the Asciano Long Term Incentive Plan Rules.

Asciano Share	a fully paid ordinary share in the capital of Asciano.

Asciano Shareholder	each person who is registered as the holder of an Asciano Share in the Asciano Share Register.

7

Term	Meaning

Asciano Share Register	the register of members of Asciano maintained in accordance with the Corporations Act.

ASIC	the Australian Securities and Investments Commission.

Associate	has the meaning set out in section 12 of the Corporations Act, as if subsection 12(1) of the Corporations Act included a reference to this deed and Asciano was the designated body.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

AUD Value of a BIP Interest

the Australian dollar value of a BIP Interest, which, for any calendar day (Sydney time), is determined by reference to:

•                                          the closing price of a BIP Interest on the New York Stock Exchange for the previous calendar day (New York time); and

•                                          the USD / AUD Reference Rate for that calendar day (Sydney time).

BAM	Brookfield Asset Management Inc.

BIF	Brookfield Infrastructure Fund II and any subsequent similar fund exclusively managed by Brookfield or its Affiliates.

BILP	Brookfield Infrastructure L.P.

BIP or Brookfield	BIPL in its capacity as general partner of Brookfield Infrastructure Partners L.P. or, where appropriate, Brookfield Infrastructure Partners L.P.

BIP Group

Brookfield, BIP and each person that BIP directly or indirectly controls (where “control” has the meaning given to it in the definition of “Affiliate”) and a reference to a ‘BIP Group Member’ or a ‘member of the BIP Group’ is to BIP and any such controlled person.

BIP Interest	a fully paid limited partnership interest in Brookfield Infrastructure Partners L.P. and referred to as an “Equity Unit” in Brookfield’s Limited Partnership Agreement, as amended.

8

Term	Meaning

BIPL	Brookfield Infrastructure Partners Limited, a Bermuda exempted limited company.

Brookfield or BIP	BIPL in its capacity as general partner of Brookfield Infrastructure Partners L.P. or, where appropriate, Brookfield Infrastructure Partners L.P.

Brookfield EBITDA

proportionate net income excluding the impact of depreciation and amortization, income taxes, interest expense, breakage and transaction costs, non-cash valuation gains or losses, other cash income or expenses and other items, as defined in financial policies stated in the BIP’s 2014 20-F. For the avoidance of doubt, this shall include proportionate consolidation of associates and equity accounted interests.

Brookfield Group	collectively BIP, BAM and BIF and each of their Affiliates, and a reference to a ‘Brookfield Group Member’ or a ‘member of the Brookfield Group’ is to any of those persons.

Brookfield Indemnified Parties	BAM, its Affiliates and their respective directors, officers and employees.

Brookfield Information

information regarding the BIP Group, and the merged Asciano—Brookfield entity following implementation of the Scheme (including Brookfield’s intentions in relation to the matters referred to in paragraph 8310 of Schedule 8 to the Corporations Regulations), provided by Brookfield to Asciano in writing for inclusion in the Scheme Booklet which sets out the information on those subjects prescribed by the Corporations Act and the Corporations Regulations 2001 (Cth), and any other information on those subjects that is material to the making of a decision by Asciano Shareholders whether or not to vote in favour of the Scheme being, in each case, information that is within the knowledge of Brookfield (excluding any information provided by Asciano to Brookfield and used by Brookfield for the purposes of preparation of the Brookfield Information or obtained from Asciano’s public filings on ASX and ASIC contained in, or used in the preparation of, the information regarding the merged Asciano—Brookfield entity following implementation of the Scheme).

For the avoidance of doubt, the Brookfield Information:

1                 includes any statements of fact about Brookfield or BIP Interests, including details of the risks and benefits associated with BIP Interests; but

2                 excludes the Asciano Information, the Independent Expert’s Report and any investigating accountant’s report.

9

Term	Meaning

Brookfield Material Adverse Change

an event, change, condition, matter, circumstance or thing occurring before, on or after the date of this deed (each a Specified Event) which, whether individually or when aggregated with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be considered reasonably likely to have:

1                 a material adverse effect on the business, assets, liabilities, financial or trading position, profitability or prospects of the BIP Group taken as a whole; or

2                 without limiting the generality of paragraph 1 above:

•                  the effect of a diminution in the value of the consolidated net tangible assets of BIP by at least 20% against what it would reasonably have been expected to have been but for such Specified Event; or

•                  the effect of a diminution in the consolidated Brookfield EBITDA of BIP by at least 20% in any financial year for the BIP Group against what they would reasonably have been expected to have been but for such Specified Event, other than those events, changes, conditions, matters, circumstances or things:

3                 required or permitted by this deed, the Scheme or the transactions contemplated by either;

4                 that are Fairly Disclosed in Brookfield’s Disclosure Materials;

5                 agreed to in writing by Asciano;

9                 that Brookfield Fairly Disclosed in a document lodged by it with the Canadian securities regulatory authorities or the U.S. Securities and Exchange Commission, since 1 January 2014;

6                 resulting from changes in law or in general economic, political or business conditions; or

7                 resulting from any change occurring directly as a result of a general deterioration in equity markets, interest rates, exchange rates or credit spreads, that impacts BIP and its competitors in a similar manner.

Brookfield Permitted Distribution	quarterly distributions paid by BIP of US$0.53 cents for Q3 and Q4 2015.

Brookfield Prescribed Occurrence

other than as:

1                 required or permitted by this deed, the Scheme or the transactions contemplated by either;

2                 Fairly Disclosed in Brookfield’s Disclosure Materials;

3                 agreed to in writing by Asciano (such agreement not to be unreasonably withheld or delayed); or

4                 Fairly Disclosed by Brookfield in an announcement made by Brookfield to the Toronto Stock Exchange or the New York

10

Term	Meaning

Stock Exchange, or a document lodged by it with any Canadian or U.S. securities regulatory authorities, since 1 January 2014;

the occurrence of any of the following (and, for the avoidance of doubt, in the case of any occurrence subject to a monetary threshold, the monetary threshold stated will be exclusive of and in addition to any amount required, permitted, agreed to or disclosed as provide above):

5                 BIP converting all or any of the BIP Interests into a larger or smaller number of BIP Interests;

6                 BIP reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of the BIP Interests (but not including purchases under BIP’s normal course issuer bid approved by TSX);

7                 except for issuance on ordinary commercial terms (which terms are considered by the board of BIP’s General Partner to be in BIP’s best interests) to raise up to US$1 billion in aggregate, or the issuance to BAM in connection with this Transaction which has been Fairly Disclosed to Asciano prior to execution of this deed, BIP issuing BIP Interests, or granting an option over BIP Interests, or agreeing to make such an issue or grant such an option, or announcing an intention to do any of the above;

8                 the Brookfield Representation and Warranty in paragraph (o) of Schedule 2 being inaccurate;

9                 BIP making any material change to its limited partnership agreement or any other constitutional document;

10          BIP declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning any capital to its members, or agreeing or announcing an intention to do any of the above, other than a Brookfield Permitted Distribution;

11          BIP or a Subsidiary disposing, or agreeing to dispose, of the whole, or a substantial part, of the BIP Group’s business or property;

12          an Insolvency Event occurs in relation to BIP or a material Subsidiary;

13          another entity replaces BIPL as the general partner of BIP (except another member of the Brookfield Group);

14          the occurrence of any review event or event of default under any third party loan to BIP or a material Subsidiary and the taking of any step by any lender thereunder to enforce the terms thereof and which results, or is reasonably likely to result, in a Brookfield Material Adverse Change;

15          BIP Interests cease to be quoted on either of the New York Stock Exchange and the Toronto Stock Exchange;

16          BIP contravenes the Limited Partnership Act 1883 of Bermuda, the Partnership Act 1902 of Bermuda or the Exempted Partnerships Act 1992 of Bermuda, and in each case such contravention results in a Brookfield Material Adverse Change; or

17          the reorganization, amalgamation, or merger of BIP or any of its

11

Term	Meaning

Subsidiaries with any other person other than any direct or indirect, wholly-owned Subsidiary of BILP, and in the case of a Subsidiary, where such reorganization, amalgamation, or merger is, or is reasonably likely to be material to the BIP Group as a whole.

Brookfield Registry	A professional registry organisation appointed by Brookfield (expected to be Computershare Investor Services Pty Ltd ABN 48 078 279 277).

Brookfield Representations and Warranties	the representations and warranties of Brookfield set out in Schedule 2.

Brookfield Sub	Nitro Corporation Pty Ltd ACN 607 605 701.

Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney.

Claim

any claim, demand, legal proceedings or cause of action (including any claim, demand, legal proceedings or cause of action:

1                 based in contract, including breach of warranty;

2                 based in tort, including misrepresentation or negligence;

3                 under common law or equity; or

4                 under statute, including the Australian Consumer Law (being Schedule 2 of the Competition and Consumer Act 2010 (Cth) (CCA)) or Part VI of the CCA, or like provision in any state or territory legislation, in any way relating to this deed or the Transaction, and includes a claim, demand, legal proceedings or cause of action arising under an indemnity in this deed.

Competing Proposal

any proposal, agreement, arrangement or transaction, which, if entered into or completed, would result in a Third Party (either alone or together with any Associate):

1                 directly or indirectly acquire a Relevant Interest in, or have a right to acquire, a legal, beneficial or economic interest in, or control of, 20% or more of the Asciano Shares or of the share capital of any material Subsidiary of Asciano;

2                 acquire Control of Asciano or any material Subsidiary of Asciano;

3                 directly or indirectly acquire or become the holder of, or otherwise acquire or have a right to acquire, a legal, beneficial

12

Term	Meaning

or economic interest in, or control of, all or a material part of Asciano’s business or assets or the business or assets of the Asciano Group;

4                 otherwise directly or indirectly acquire or merge with Asciano or a material Subsidiary of Asciano; or

5                 require Asciano to abandon, or otherwise fail to proceed with, the Transaction,

whether by way of takeover bid, members’ or creditors’ scheme of arrangement, shareholder approved acquisition, capital reduction, buy back, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement or other transaction or arrangement (and includes any variation of an earlier Competing Proposal).

Condition Precedent	each of the conditions set out in clause 3.1.

Confidentiality Agreement	the confidentiality agreement between Brookfield Infrastructure Group (Australia) Pty Limited and Asciano Executive Services Pty Ltd dated 15 June 2015, as amended.

Control	has the meaning given in section 50AA of the Corporations Act.

Corporations Act	the Corporations Act 2001 (Cth).

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Federal Court of Australia (Sydney registry) or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Brookfield and Asciano.

Deed Poll

a deed poll substantially in the form of Attachment 3 under which Brookfield and Brookfield Sub each covenants in favour of the Scheme Shareholders to perform the obligations attributed to Brookfield and Brookfield Sub under the Scheme.

13

Term	Meaning

Director Asciano Share

any Asciano Share:

1                 held by or on behalf of an Asciano Board Member; or

2                 listed as an indirect interest in an Appendix 3X or Appendix 3Y lodged by Asciano with ASX in respect of any Asciano Board Member.

Disclosure Letter	the letter identified as such provided by Asciano to Brookfield and countersigned by Brookfield on or about the date of this deed.

Disclosure Materials

In respect of Asciano:

1                 the documents and information contained in the data room made available by Asciano to Brookfield and its Related Persons, the index of which has been initialled by, or on behalf of, the parties for identification;

2                 the document containing the written responses from Asciano and its Related Persons to requests for further information made by Brookfield and its Related Persons, a copy of which has been initialled by, or on behalf of, the parties for identification; and

3                 the Disclosure Letter; and

in respect of Brookfield:

4                 the documents and information contained in the data room made available by Brookfield to Asciano and its Related Persons, the index of which has been initialled by, or on behalf of, the parties for identification; and

5                 the document containing the written responses from Brookfield and its Related Persons to requests for further information made by Asciano and its Related Persons, a copy of which has been initialled by, or on behalf of, the parties for identification.

Effective

when used in relation to the Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date	the date on which the Scheme becomes Effective.

Election Form	has the meaning set out in clause 4.4(a).

Election Time	the date which is 2 Business Days prior to the Scheme Record Date (unless ASIC requires an earlier date, in which case such earlier date shall apply) or any other date agreed between the

14

Term	Meaning

parties.

End Date	the date which is 6 months after the date of this deed, or such other later date as agreed in writing by the parties.

Excluded Shareholder

any Asciano Shareholder who is a member of the Brookfield Group or any Asciano Shareholder who holds any Asciano Shares on behalf of, or for the benefit of, any member of the Brookfield Group and does not hold Asciano Shares on behalf of, or for the benefit of, any other person.

Exclusivity Period	the period from and including the date of this deed to the earlier of: 1 the date of termination of this deed; 2 the End Date; and 3 the Effective Date.

Fairly Disclosed

a reference to ‘Fairly Disclosed’ means publicly disclosed to the Canadian securities regulatory authorities or to the U.S. Securities and Exchange Commission, publicly disclosed to the ASX or disclosed to the relevant party or its Related Persons to the extent that, and in sufficient detail so as to enable, a reasonable person (or one of its Related Persons) experienced in transactions similar to the Transaction and experienced in a business similar to any business conducted by the Asciano Group or BIP Group (as appropriate), to identify the nature and scope of the relevant matter, event or circumstance.

Financial Advisor	any financial advisor retained by a party in relation to the Transaction or a Competing Proposal from time to time.

Financial Indebtedness

any debt or other monetary liability (whether actual or contingent) in respect of monies borrowed or raised or any financial accommodation including under or in respect of any:

1                 bill, bond, debenture, note or similar instrument;

2                 acceptance, endorsement or discounting arrangement;

3                 guarantee;

4                 finance or capital lease;

5                 agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service; or

6                 obligation to deliver goods or provide services paid for in advance by any financier.

15

Term	Meaning

First Court Date

the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

Government Agency

any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, including a stock or other securities exchange, or any minister of the Crown in right of the Commonwealth of Australia or any State, and any other federal, state, provincial, or local government, whether foreign or Australian.

Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as the parties agree in writing.

Independent Expert	the independent expert in respect of the Scheme appointed by Asciano.

Independent Expert’s Report	means the report to be issued by the Independent Expert in connection with the Scheme.

Ineligible Foreign Shareholder

a Scheme Shareholder whose address shown in the Asciano Share Register on the Scheme Record Date is a place outside Australia and its external territories, New Zealand, the United States or Canada, unless Brookfield determines that it is lawful and not unduly onerous or impracticable to issue that Scheme Shareholder with New BIP Interests when the Scheme becomes Effective.

Insolvency Event	means, in relation to an entity:

1 the entity resolving that it be wound up or a court making an order for the winding up or dissolution of the entity;

2                 a liquidator, provisional liquidator, administrator, receiver, receiver and manager or other insolvency official being appointed to the entity or in relation to the whole, or a substantial part, of its assets;

3 the entity executing a deed of company arrangement;

4 the entity ceases, or threatens to cease to, carry on substantially all the business conducted by it as at the date of this deed;

5                 the entity is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act (or, if appropriate, legislation of its place of incorporation) or is otherwise presumed to be insolvent under the Corporations Act

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Term	Meaning

unless the entity has, or has access to, committed financial support from its parent entity such that it is able to pay its debts; or

6 the entity being deregistered as a company or otherwise dissolved.

Investigating Accountant	Deloitte Corporate Finance Pty Ltd.

Listing Rules	the official listing rules of ASX.

Marketable Parcel	has the meaning given in the Scheme.

Material Contract	any agreement, contract, deed or other arrangement or instrument to which a member of the Asciano Group is a party that is identified as such in the Disclosure Letter.

Maximum Cash Consideration	has the meaning given in the Scheme.

Maximum Scrip Consideration	has the meaning given in the Scheme.

New BIP Interest	a BIP Interest issued under the Scheme.

Operating Rules	the official operating rules of ASX.

RG 60	Regulatory Guide 60 issued by ASIC in September 2011.

Registered Address	in relation to an Asciano Shareholder, the address shown in the Asciano Share Register as at the Scheme Record Date.

Regulator’s Draft	the draft of the Scheme Booklet in a form which is agreed to between the parties and that is provided to ASIC for approval pursuant to subsection 411(2) of the Corporations Act.

Regulatory Approval	an approval or consent set out in clause 3.1(a).

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Term	Meaning

Reimbursement Fee	$88 million.

Related Bodies Corporate	has the meaning set out in section 50 of the Corporations Act, except that the term “subsidiary” used in the Corporations Act shall have the meaning ascribed to the term “Subsidiary” in this deed.

Related Person	1 in respect of a party or its Related Bodies Corporate, each director, officer, employee, advisor, agent or representative of that party or Related Body Corporate;

2                 in respect of Brookfield (and in addition to those persons in item 1 of this definition), each person with whom Brookfield proposes to invest in Asciano (including any other shareholder in Brookfield Sub) and each director, officer, employee, advisor agent or representative of that person; and

3 in respect of a Financial Advisor, each director, officer, employee or contractor of that Financial Advisor.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.

Scheme

the scheme of arrangement under Part 5.1 of the Corporations Act between Asciano and the Scheme Shareholders, the form of which is attached as Attachment 2, subject to any alterations or conditions as agreed between the parties in writing or made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Brookfield and Asciano.

Scheme Booklet

the scheme booklet to be prepared by Asciano in respect of the Transaction in accordance with clause 5.1(a) in a form agreed between the parties to be despatched to the Asciano Shareholders and which must include or be accompanied by:

• a copy of the Scheme;

• an explanatory statement complying with the requirements of the Corporations Act, the Corporations Regulations and RG 60;

• the Independent Expert’s Report;

• a copy or summary of this deed;

• a copy of the executed Deed Poll;

• a notice of meeting;

• a proxy form; and

• an Election Form.

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Term	Meaning

Scheme Consideration	has the meaning given in the Scheme.

Scheme Meeting

the meeting of Asciano Shareholders (other than Excluded Shareholders) ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	5.00pm on the tenth Business Day after the Effective Date or such other time and date as the parties agree in writing.

Standard Consideration	has the meaning given in the Scheme.

Scheme Shares	all Asciano Shares held by the Scheme Shareholders as at the Scheme Record Date.

Scheme Shareholder	a holder of Asciano Shares recorded in the Asciano Share Register as at the Scheme Record Date (other than an Excluded Shareholder).

Second Court Date

the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Security Interest	has the meaning given in section 51A of the Corporations Act.

Special Dividend Payment Date	any date which is after the Special Dividend Record Date and before the Scheme Record Date and otherwise agreed between the parties.

Special Dividend Record Date	5.00pm on a date which is at least two days prior to the Scheme Record Date and otherwise agreed between the parties.

Subsidiary	in relation to an entity, has the meaning given in Division 6 of Part 1.2 of the Corporations Act but so that:

1 an entity will also be deemed to be a “Subsidiary” of an entity if that entity is required by the accounting standards to be

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Term	Meaning

consolidated with that entity;

2 a trust or fund may be a “Subsidiary”, for the purposes of which any units or other beneficial interests will be deemed shares; or

3 a corporation or trust or fund may be a “Subsidiary” of a trust or fund if it would have been a Subsidiary if that trust or fund were a corporation.

Superior Proposal

a bona fide Competing Proposal of the kind referred to in any of paragraphs 2, 3 or 4 of the definition of Competing Proposal (and not resulting from a breach by Asciano of any of its obligations under clause 11 of this deed (it being understood that any actions by the Related Persons of Asciano in breach of clause 11 shall be deemed to be a breach by Asciano for the purposes hereof)) which the Asciano Board, acting in good faith, and after receiving written legal advice from its external legal advisor and written advice from its financial advisor, determines:

1                 is reasonably capable of being valued and completed in a timely fashion taking into account all aspects of the Competing Proposal including any timing considerations, any conditions precedent or other matters affecting the probability of the Competing Proposal being completed, and the identity of the proponent;

2                 would, if completed substantially in accordance with its terms, be more favourable to Asciano Shareholders (as a whole) than the Transaction (as the Transaction has been amended or varied following application of the matching right set out in clause 11.4, if applicable), taking into account all terms and conditions of the Competing Proposal (including, consideration, conditionality, funding, certainty and timing).

For the avoidance of doubt, a Competing Proposal will not constitute a Superior Proposal if its terms and conditions are substantively similar to any proposal that Asciano received, negotiated or was otherwise involved with at any time before the date of this deed.

Tax Act	the Income Tax Assessment Act 1997 (Cth).

Third Party	a person other than Brookfield and its Associates.

Timetable	the indicative timetable for the implementation of the Transaction set out in Attachment 1.

Transaction	the acquisition of the Scheme Shares by Brookfield Sub through implementation of the Scheme in accordance with the terms of this

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Term	Meaning

deed.

USD/AUD Reference Rate	the USD/AUD Hedge Settlement Rate WM/Reuters USD/AUD (HSRA) with a specified time of 10:00 a.m. Sydney time.

2                                                  Interpretation

2.1                                        Interpretation

In this deed:

(a)                                          headings and bold type are for convenience only and do not affect the interpretation of this deed;

(b)                                          the singular includes the plural and the plural includes the singular;

(c)                                           words of any gender include all genders;

(d)                                          other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(e)                                           a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency, as well as an individual;

(f)                                            a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to this deed;

(g)                                           a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)                                          a reference to a document (including this deed) includes all amendments or supplements to, or replacements or novations of, that document;

(i)                                              a reference to ‘$’, ‘A$’ or ‘dollar’ is to the lawful currency of Australia;

(j)                                             a reference to any time is, unless otherwise indicated, a reference to that time in Sydney, New South Wales;

(k)                                          a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1 of this Schedule 1, has the same meaning when used in this deed;

(l)                                              a reference to a party to a document includes that party’s successors and permitted assignees;

(m)                                      no provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision;

(n)                                          any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

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(o)                                          any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(p)                                          a reference to a body (including an institute, association or authority), other than a party to this deed, whether statutory or not:

(1)                                          which ceases to exist; or

(2)                                          whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(q)                                          a reference to an agreement other than this deed includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(r)                                             a reference to liquidation or insolvency includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(s)                                            if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(t)                                             a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(u)                                          if an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and

(v)                                          a reference to the Listing Rules and the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

2.2                                        Interpretation of inclusive expressions

Specifying anything in this deed after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

2.3                                        Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

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Schedule 2

Brookfield Representations and Warranties

Brookfield represents and warrants to Asciano (in its own right and separately as trustee or nominee for each of the other Asciano Indemnified Parties) that:

(a)                                          Brookfield Information: the Brookfield Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Asciano Shareholders, will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion having being formed on a reasonable basis), including by way of omission from that statement;

(b)                                          basis of Brookfield Information: the Brookfield Information:

(1)                                          will be provided to Asciano in good faith and on the understanding that Asciano and each other Asciano Indemnified Party will rely on that information for the purposes of preparing the Scheme Booklet and proposing the Scheme; and

(2)                                          will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules,

and all information provided by Brookfield to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(c)                                           new information: it will, as a continuing obligation, provide to Asciano all further or new information which arises after the Scheme Booklet has been despatched to Asciano Shareholders (other than Excluded Shareholders) until the date of the Scheme Meeting which is necessary to ensure that the Brookfield Information is not misleading or deceptive (including by way of omission);

(d)                                          validly existing: BIPL is a validly existing corporation registered under the laws of its place of incorporation and BIP is a limited partnership validly existing under the laws of the place of its formation;

(e)                                           authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Brookfield;

(f)                                            power: BIPL has full capacity, corporate power and lawful authority to execute, deliver and perform this deed on behalf of BIP and no approvals of any BIPL or BIP securityholders are required to do so;

(g)                                           no default: this deed does not conflict with or result in the breach of or a default under:

(1)                                          any provision of the limited partnership agreement governing BIP, or the articles or by-laws of BIPL, as amended; or

(2)                                          any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any other BIP Group Member is bound it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

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(h)                                          deed binding: as a continuing obligation, this deed is a valid and binding obligation of BIPL in its capacity as general partner of BIP, enforceable in accordance with its terms;

(i)                                              continuous disclosure: on the date of this deed, the First Court Date, the date the Explanatory Memorandum is despatched, the date of the Scheme Meeting, and the Second Court Date, BIPL has complied in all material respects with its:

(1)                                          continued listing under the Toronto Stock Exchange Company Manual; and

(2)                                          disclosure and material information reporting obligations under the New York Stock Exchange Listed Company Manual; and

(3)                                          obligations to file with all applicable governmental entities true and complete copies of the public disclosure documents that Brookfield is required to file under applicable Canadian and U.S. securities laws, and, such documents, at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Brookfield has not filed any confidential material change report with any applicable governmental entity which at the date hereof remains confidential;

(j)                                             capital structure: as a continuing obligation, its capital structure, including all issued securities as at the date of this deed, is as set out in Schedule 4 and it has not issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into BIP Interests other than as set out in Schedule 4 and it is not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any BIP Interests, options, warrants, performance rights or other securities or instruments in BIP;

(k)                                          Brookfield Sub: Brookfield Sub will be a BIP Group Member;

(l)                                              Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it , nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to fulfil its obligations under this deed;

(m)                                      compliance: each member of the BIP Group has complied in all material respects with all Australian and foreign laws and regulations applicable to them and orders of Australian and foreign Government Agencies having jurisdiction over them and have all material licenses, authorisations and permits necessary for them to conduct the business of the BIP Group as presently being conducted;

(n)                                          New BIP Interests: the New BIP Interests to be issued in accordance with clause 4.3 and the terms of the Scheme will be duly authorised and validly issued or transferred, fully paid and free of all security interests and third party rights and will rank equally with all other BIP Interests then on issue;

(o)                                          sufficient funding: Brookfield has sufficient cash reserves (whether from internal cash reserves or external debt and/or equity funding arrangements) available to it on an unconditional basis (excepting conditions under the control of Brookfield, or conditions relating to, or which will cease to apply or be satisfied following, Court approval) to meet its obligations to pay the Scheme

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Consideration in accordance with its obligations under this deed, the Scheme and the Deed Poll;

(p)                                          Disclosure Materials: it has collated and prepared all of its Disclosure Materials in good faith in response to particular written requests for information from Asciano for the purposes of a due diligence process and in this context, as far as Brookfield is aware, its Disclosure Materials have been collated with all reasonable care and skill;

(q)                                          all information: it is not aware of any information relating to the BIP Group or its respective businesses or operations (having made reasonable enquiries) as at the date of this deed that has or could reasonably be expected to give rise to a Brookfield Material Adverse Change that has not been publicly disclosed in a document, schedule, report or form furnished or filed with the Canadian or U.S. securities regulatory authorities or included in its Disclosure Materials; and

(r)                                             not misleading: all information it has provided to the Independent Expert, pursuant to clause 5.2(c) or otherwise, or to Asciano, is accurate and not misleading in a material respect, and it has not omitted any information required to make the information provided to the Independent Expert or Asciano not misleading in a material respect.

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Schedule 3

Asciano Representations and Warranties

Asciano represents and warrants to Brookfield (in its own right and separately as trustee or nominee for each of the other Brookfield Indemnified Parties) that:

(a)                                          Asciano Information: the Asciano Information contained in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Asciano Shareholders, will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion having being formed on a reasonable basis), including by way of omission from that statement;

(b)                                          basis of Asciano Information: the Asciano Information:

(1)                                          will be prepared and included in the Scheme Booklet in good faith and on the understanding that Brookfield and each other Brookfield Indemnified Party will rely on that information for the purpose of determining to proceed with the Transaction; and

(2)                                          will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules,

and all information provided by Asciano to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(c)                                           new information: it will, as a continuing obligation (but in respect of the Brookfield Information, only to the extent that Brookfield provides Asciano with updates to the Brookfield Information), ensure that the Scheme Booklet is updated (or, if the parties agree, the market is otherwise informed by way of announcement) to include all further or new information which arises after the Scheme Booklet has been despatched to Asciano Shareholders (other than Excluded Shareholders) until the date of the Scheme Meeting which is necessary to ensure that the Scheme Booklet is not misleading or deceptive (including by way of omission);

(d)                                          validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(e)                                           authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Asciano;

(f)                                            power: it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed;

(g)                                           no default: this deed does not conflict with or result in the breach of or a default under:

(1)                                          any provision of Asciano’s constitution; or

(2)                                          any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any other Asciano Group Member is bound,

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and other than as Fairly Disclosed in its Disclosure Letter it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(h)                                          deed binding: as a continuing obligation, this deed is a valid and binding obligation of Asciano, enforceable in accordance with its terms;

(i)                                              continuous disclosure: on the date of this deed, the First Court Date, the date the Explanatory Memorandum is despatched, the date of the Scheme Meeting, and the Second Court Date, Asciano has complied in all material respects with its continuous disclosure obligations under Listing Rule 3.1 and it is not relying on the carve-out in Listing Rule 3.1A to withhold any material information from public disclosure;

(j)                                             capital structure: as a continuing obligation, its capital structure, including all issued securities as at the date of this deed, is as set out in Schedule 4 and Schedule 6 and it has not issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into Asciano Shares other than as set out in Schedule 4 and it is not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any Asciano Shares, options, warrants, performance rights or other securities or instruments in Asciano other than as Fairly Disclosed in its Disclosure Letter or this agreement or otherwise as required by this deed;

(k)                                          interest: any company, partnership, trust, joint venture or other enterprise in which Asciano or another Asciano Group Member owns or has a material interest in is as notified in writing by Asciano to Brookfield prior to entry into this deed;

(l)                                              Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it or another Asciano Group Member, nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to fulfil its obligations under this deed;

(m)                                      compliance: each member of the Asciano Group has complied in all material respects with all Australian and foreign laws and regulations applicable to them and orders of Australian and foreign Government Agencies having jurisdiction over them and have all material licenses, authorisations and permits necessary for them to conduct the business of the Asciano Group as presently being conducted;

(n)                                          advisors: it has provided fee estimates, which have been prepared in good faith and have a reasonable basis, for its advisors in relation to the Scheme and any Competing Proposals where such retainer or mandate is current, or under which the Asciano Group still has obligations;

(o)                                          Disclosure Materials: it has collated and prepared all of its Disclosure Materials in good faith in response to particular written requests for information from Brookfield for the purposes of a due diligence process and in this context, as far as Asciano is aware, its Disclosure Materials have been collated with all reasonable care and skill;

(p)                                          all information: it is not aware of any information relating to the Asciano Group or its respective businesses or operations (having made reasonable enquiries) as at the date of this deed that has or could reasonably be expected to give rise to an Asciano Material Adverse Change that has not been publicly disclosed in a document, schedule, report or form furnished or filed with ASX or ASIC or in its Disclosure Materials; and

27

(q)                                          not misleading: all information it has provided to the Independent Expert, pursuant to clause 5.1(p) or otherwise, or to Brookfield, is accurate and not misleading in a material respect, and it has not omitted any information required to make the information provided to the Independent Expert or Brookfield not misleading in a material respect.

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Signing page

Executed as a deed

Signed sealed and delivered for Brookfield Infrastructure Partners L.P. by its general partner Brookfield Infrastructure Partners Limited by:

sign here ►	/s/ Jane Sheere
Company Secretary

print name	Jane Sheere

in the presence of

Signed sealed and delivered by Asciano Limited by

sign here ►	/s/ Malcom Broomhead
Company Secretary/Director

print name	Malcom Broomhead

sign here ►	/s/ John Mullen
Director

print name	John Mullen